Exhibit 10.1

CREDIT AGREEMENT

by and among

WABASH NATIONAL CORPORATION

and

THE SUBSIDIARIES OF WABASH NATIONAL CORPORATION
IDENTIFIED ON THE SIGNATURE PAGES HEREOF,

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO CAPITAL FINANCE, LLC

as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner,

and

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Citizens, N.A.,

as Syndication Agent, Joint Lead Arranger and Joint Bookrunner,

Dated as of June 28, 2011

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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		Page

17.10.	Lender Group Expenses.	83

17.11.	Survival.	83

17.12.	Patriot Act.	84

17.13.	Integration.	84

17.14.	Wabash as Agent for Borrowers.	84

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule E-2	Eligible Equipment Locations
Schedule E-3	Eligible Real Property
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers' Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.11	Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.24	Union Activity
Schedule 4.29	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of June 28, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as joint lead arranger, joint bookrunner and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), RBS CITIZENS BUSINESS CAPITAL, a division of RBS Citizens, N.A., as joint lead arranger, joint bookrunner and syndication agent (in such capacity, the "Syndication Agent"), WABASH NATIONAL CORPORATION, a Delaware corporation ("Wabash") and the Subsidiaries of Wabash identified on the signature pages hereof (such Subsidiaries, together with Wabash, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.         Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.         Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term "financial statements" shall include the notes and schedules thereto.  Whenever the term "Borrower" or "Borrowers" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3.         Code.

Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.         Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable agreements between the applicable Loan Party and the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid.  Any reference herein to any Person shall be construed to include such Person's successors and permitted assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.         Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1.         Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans ("Advances") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)           such Lender's Revolver Commitment, or

(ii)          such Lender's Pro Rata Share of an amount equal to the lesser of:

(A)           the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and

(B)           the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that any Borrower is or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, (B) amounts owing by any Borrower is or it Subsidiaries are to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would be pari passu with or have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (C) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of a Borrower's business; (D) shrinkage, spoilage and obsolescence of Inventory; (E) slow moving Inventory; (F) amounts relating to currency exchange rate risk; (G) amounts determined by Agent (in its Permitted Discretion) to be necessary in order to complete any Remedial Action required in order for Borrowers and their Subsidiaries to be in compliance in all material respects with applicable Environmental Law, to cause to be discharged any existing or reasonably expected Environmental Liabilities or to remediate any environmental condition necessary to preserve the value of any Real Property of Borrowers and their Subsidiaries; and (H) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment as is customary for asset based facilities of this type, determines reserves should be established from time to time hereunder.

2.2.         Revolver Increases.

Borrowers may, prior to the Maturity Date, by written notice to Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), request up to 2 increases (in minimum increments of $25,000,000) and not to exceed $50,000,000 in the aggregate, to the amount of the Maximum Revolver Amount (any such increase, a "Revolver Increase" and collectively, the "Revolver Increases"); provided, that (i) no such request shall be made, and no Revolver Increase shall be effective, if at the time that such Revolver Increase is to be made (and after giving effect thereto) a Default or Event of Default shall exist and (ii) any such Revolver Increase will be subject to a closing fee to be determined.  The notice from Borrowers pursuant to this Section shall set forth the requested amount of such Revolver Increase.  If Borrowers' request for the Revolver Increase satisfies all of the terms and conditions set forth herein, Agent shall notify Borrowers and each Lender of the date such Revolver Increase is to be made (in each case, which date shall be within 10 Business Days of the date each of the foregoing conditions have been satisfied or waived).  Each Lender shall have the option (but shall have no obligation) to participate in such Revolver Increase by notifying Agent within 5 Business Days of receipt by such Lender of notice of such Revolver Increase that such Lender elects to participate.  With respect to any Revolver Increase, each participating Lender's Revolver Commitment shall be increased by its Pro Rata Share of such Revolver Increase.  If one or more Lenders elect not to participate in a Revolver Increase, the participating Lenders may elect to increase their participation in such Revolver Increase.  If sufficient Lenders do not elect to participate in such Revolver Increase, Agent and Borrowers may add new lenders for such purpose, subject to the provisions of Section 13.  In connection with each Revolver Increase and as a further condition to providing each Revolver Increase, Lenders and each Loan Party shall execute such amendments, agreements, instruments and documents, if any, as Agent shall reasonably request to evidence such Revolver Increase and to increase each minimum Excess Availability or minimum Availability threshold set forth in this Agreement and the other Loan Documents by an amount in proportion to such Revolver Increase and, any Person that becomes a Lender shall execute a joinder to this Agreement as a Lender.

2.3.         Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent.  Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 12:00 noon (Chicago time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 12:00 noon (Chicago time) on the Business Day prior to the date that is the requested Funding Date.  At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           Making of Swing Loans.  In the case of a request for an Advance and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $10,000,000, and Swing Lender, in its sole discretion, shall agree to make a Swing Loan, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account.  Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent's Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c)          Making of Loans.

(i)           In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 3:00 p.m. (Chicago time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 12:00 noon (Chicago time) on the Funding Date applicable thereto.  After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)           Unless Agent receives notice from a Lender prior to 11:00 a.m. (Chicago time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest or demonstrable error.  If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(d)          Protective Advances and Optional Overadvances.

(i)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv) and the last sentence of this Section 2.3(d)(i), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (in an aggregate amount for all such Advances taken together not exceeding $15,000,000 outstanding at any one time) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").  In any event, if any Protective Advances remain outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Agent shall not make additional Protective Advances.

(ii)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), and the last sentence of this Section 2.3(d)(ii), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $15,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5.  Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.  In any event: (x) if any Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before Overadvances are made.

(iii)           Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Agent's ability to make Protective Advances do not apply to Overadvances and the limitations on Agent's ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(iv)           Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary:  (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount; (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, each such Protective Advance shall be for Agent's sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b); and (C) no Lender shall be required to make Advances (including reimbursement to Agent of Overadvances and Protective Advances) in excess of the amount of its Revolver Commitment.

(e)          Settlement.  It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)           Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers' or their Subsidiaries' Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (Chicago time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date").  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing  Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (Chicago time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (Chicago time) on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)           In determining whether a Lender's balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)           Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)           Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)           Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Defaulting Lenders.  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender's benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, prior to the occurrence and continuation of an Application Event, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or any Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)           Independent Obligations.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.         Payments; Reduction of Commitments; Prepayments.

(a)          Payments by Borrower.

(i)           Except as otherwise expressly provided herein, all payments by any Borrower or any Guarantor shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein.  Any payment received by Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)          Apportionment and Application.

(i)           So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)           At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)           first, to pay any Lender Group Expenses (including cost or expense reimbursements) then due to Agent or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of all Protective Advances until paid in full,

(D)           fourth, to pay the principal of all Protective Advances until paid in full,

(E)           fifth, ratably, to pay any Lender Group Expenses then due to the Lender Group (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)           seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)           eighth, to pay the principal of all Swing Loans until paid in full,

(I)           ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J)           tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) to the Bank Product Providers to the extent that the amount of Bank Product Obligations owed to each such Bank Product Provider is reflected in the Bank Product Reserve Amount at such time (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event),

(K)           eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations in excess of the amounts described in tier (J) hereof, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(L)           twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)           thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)           Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)           In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)           For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)           In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)          Reduction of Commitments.

(i)           The Revolver Commitments shall terminate on the Maturity Date.  Borrowers may reduce the Revolver Commitments, without premium or penalty, other than any payments required pursuant to Section 2.12(b)(ii), to an amount (which may be zero) (A) not less than the sum of (x) the Revolver Usage as of such date, plus (y) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (z) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a), (B) that would not cause the Fixed Asset Availability to equal or exceed 30% of the Maximum Revolver Amount after giving effect to such reduction, and (C) that would not cause WFCF's Pro Rata Share of the Maximum Revolver Amount to be less than $30,000,000 or if WFCF has assigned all or any portion of its Revolver Commitment after the Closing Date, an amount equal to $30,000,000 minus such assigned amounts).  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent and shall be irrevocable.  Once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(d)          Optional Prepayments.  Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty, other than payments required pursuant to Section 2.12(b)(ii).

(e)          Mandatory Prepayments.

(i)           Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the "Borrowing Base Excess"), then Borrowers shall within 1 Business Day thereof prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the Borrowing Base Excess.

(ii)           Dispositions.  Within 1 Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds in excess of $500,000 from any voluntary or involuntary sale or disposition by any Loan Party or any of its Subsidiaries of assets (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j) and (l) of the definition of Permitted Dispositions and, to the extent that a Dominion Period is not then in effect, clause (f) of the definition of Permitted Disposition, but including casualty losses or condemnations), such Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, however, that Borrowers and their Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $750,000 in any given fiscal year.  Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.  For clarity, in the event that Borrowers at any time elect to apply the Net Cash Proceeds described in this Section 2.4(e)(ii) to prepay the Obligations, the reinvestment requirements described herein shall cease to be applicable to Borrowers and their Subsidiaries without regard to whether such amounts are subsequently reborrowed.

(iii)           Extraordinary Receipts.  Within 1 Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of the Net Cash Proceeds of such Extraordinary Receipts.

(iv)           Indebtedness.  Within 1 Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(v)           Equity.  Within 1 Business Day of the date of the issuance by any Loan Party or any of its Subsidiaries of any shares of its or their Stock (other than (A) in the event that Administrative Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to Administrative Borrower or such Subsidiary, as applicable, (B) the issuance of Stock of Borrowers to directors, officers and employees of such Loan Party and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (C) the issuance of Stock of Borrowers issued in a stock split, stock dividend or similar capital event, and (D) the issuance of Stock of Administrative Borrower to the equity holders of the target with respect to a Permitted Acquisition in order to finance the purchase consideration (or a portion thereof) in connection with such Permitted Acquisition), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(vi)           For clarity, none of the mandatory prepayments described in this Section 2.4(e) shall have the effect of reducing the Maximum Revolver Amount.

(f)           Application of Payments.

(i)           Each prepayment pursuant to Section 2.4(e)(i), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances predicated on Current Asset Availability until paid in full, and second, to the outstanding principal amount of the Advances predicated on Fixed Asset Availability, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii)           Each prepayment pursuant to Section 2.4(e)(ii) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the scheduled reduction in the Fixed Asset Availability, in the inverse order of their maturity until paid in full with, if applicable, application to the Advances predicated on Fixed Asset Availability, second, to the outstanding principal amount of the Advances predicated on Current Asset Availability, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5.         Overadvances.

If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an "Overadvance"), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6.         Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i)           if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)           otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)          Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)          Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i)           all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)           the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)          Payment.  Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, Letter of Credit fees, and all other fees payable  hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans; provided, however, that the Borrowers shall have 2 Business Days to review and pay Lender Group Expenses comprised of attorneys' fees prior to Agent charging the Loan Account.  Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)          Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year or in the case of Base Rate Loans only, on the basis of a 365 or 366 day year (as the case may be), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.         Crediting Payments.

The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:00 p.m. (Chicago time).  If any payment item is received into Agent's Account on a non-Business Day or after 1:00 p.m. (Chicago time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.         Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9.         Maintenance of Loan Account; Statements of Obligations.

Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with the all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower's account.  Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest or demonstrable error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10.       Fees.

Borrower shall pay to Agent,

(a)           for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)           for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.375% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).

(c)           audit, appraisal, field examination, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus reasonable out-of-pocket expenses for each financial audit of the Loan Parties performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus reasonable out-of-pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of the Loan Parties, to establish electronic collateral reporting systems, or any portion thereof, or to appraise the Collateral, or any portion thereof; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 2 audits during any calendar year, or more than 1 appraisal during any calendar year of each of the following types of Collateral:  Inventory consisting of trailers, Inventory consisting of raw materials, parts and work-in-process, Real Property and Equipment.

2.11.       Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender's agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrowers or their Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender.  The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i)           the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans), or

(ii)           the Letter of Credit Usage would exceed $15,000,000, or

(iii)          the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that, except as provided in the next paragraph of this Section 2.11(a)(iii), the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

After the Closing Date, Borrowers may request that Letters of Credit and/or Reimbursement Undertakings be issued in any lawful currency other than Dollars that is at such time freely traded in the offshore interbank foreign exchange and foreign deposit market in which Issuing Lender customarily funds loans in currencies other than Dollars, by means of a written request received by Agent at least 7 Business Days prior to the issuance date for the Letter of Credit or Reimbursement Undertaking.  Agent may accept or reject such request in the exercise of its sole discretion and shall promptly inform Borrowers thereof.  If Agent accepts any such request, the currency designated shall be referred to as an "Agreed Alternate Currency".  Notwithstanding the foregoing, any otherwise Agreed Alternate Currency shall automatically cease being an Agreed Alternate Currency at such time that, in Agent's determination, such currency could not reasonably be converted by Agent into Dollars within 3 Business Days.  Upon any draw upon a Letter of Credit or Reimbursement Undertaking, the amount of such draw shall be immediately converted into Dollars in the manner provided in Section 2.15.  The Letter of Credit Usage shall be adjusted at a frequency determined by Agent (but no less frequently than monthly) on the basis of a mark-to-market conversion completed in the manner set forth in Section 2.15.

(b)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)           Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify the Issuing Lender, any other member of the Lender Group or the Underlying Issuer for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer.  Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Letter of Credit or by Issuing Lender's interpretations of any Reimbursement Undertaking even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender's indemnification of an Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify any Issuing Lender or other member of the Lender Group for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from that the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)           Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)           Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)           If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)           any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof by the Issuing Lender, the Underlying Issuer or any other member of the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that no Borrower shall be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers (provided, that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued); provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12.       LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that interest on each LIBOR Rate Loan having an Interest Period of six (6) months shall be payable on the last day of each 3 month interval; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b)          LIBOR Election.

(i)           Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 1:00 p.m. (Chicago time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline").  Notice of Borrowers' election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 7:00 p.m. (Chicago time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)           Each LIBOR Notice shall be irrevocable and binding on each Borrower.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest or demonstrable error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii)           Borrowers shall have not more than 6 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)          Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers' and their Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)          Special Provisions Applicable to LIBOR Rate.

(i)           The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any additional or increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrowers of such law giving rise to such additional or increased costs and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law that is retroactive, then the 180 day period day period referred to above shall be extended to include the period of retroactive effect thereof.

(ii)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13.       Capital Requirements.

(a)           If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof (provided, that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued).  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest or demonstrable error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations (other than any Bank Product Obligations if so specified pursuant to agreements between the relevant Bank Product Provider and the applicable Loan Party) owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.  In connection with the arrangement of such a Replacement Lender, the Affected Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of Replacement Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations at par (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts than may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit).

2.14.       Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)           The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)           Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)           Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.15.       Dollars; Conversion to Dollars.

Unless otherwise specifically set forth in this Agreement, all monetary amounts shall be in Dollars.  All valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of amounts designated in any Agreed Alternate Currency.  In connection with all Dollar amounts set forth in this Agreement, all amounts in any Agreed Alternate Currency shall be converted to Dollars in accordance with prevailing exchange rates, as determined by Agent in its sole discretion, on the applicable date.

2.16.       Judgment Currency; Contractual Currency.

(a)           If, for the purpose of obtaining or enforcing judgment against any Borrower or Guarantor or any other party to this Agreement in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 2.16 referred to as the "Judgment Currency") an amount due under any Loan Document in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 2.16 being hereinafter in this Section 2.16 referred to as the "Judgment Conversion Date").

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 2.16(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower or Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from a Borrower or Guarantor under this Section 2.16(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Documents.

(c)           The term "rate of exchange" in this Section 2.16 means the rate of exchange at which Agent would, on the relevant date at or about 12:00 noon (Chicago time), be prepared to sell the Obligation Currency against the Judgment Currency.

(d)           Any amount received or recovered by Agent in respect of any sum expressed to be due to it (whether for itself or as trustee for any other person) from any Borrower or Guarantor of any other party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the "contractual currency") in which such sum is so expressed to be due (whether as a result of or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or Guarantor or otherwise) shall only constitute a discharge of such Borrower or Guarantor to the extent of the amount of the contractual currency that Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable).  If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower or Guarantor shall indemnify Agent against any loss sustained by it as a result, including the cost of making any such purchase.

2.17.       Common Enterprise.

Wabash is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other equity interests in each other Borrower and Subsidiary Guarantor.  Borrowers and Subsidiary Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Subsidiary Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others.  Borrowers and certain of the Subsidiary Guarantors render services to or for the benefit of Borrowers and/or the other Subsidiary Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrowers and Subsidiary Guarantors (including inter alia, the payment by Borrowers and Subsidiary Guarantors of creditors of the Borrowers or Subsidiary Guarantors and guarantees by Borrowers and Subsidiary Guarantors of indebtedness of Borrowers and Subsidiary Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrowers and Subsidiary Guarantors).  Borrowers and Subsidiary Guarantors have centralized accounting, common officers and directors and are in certain circumstances, identified to creditors as a single economic and business enterprise.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.         Conditions Precedent to the Initial Extension of Credit.

The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2.         Conditions Precedent to all Extensions of Credit.

The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           the representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date); and

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3.         Maturity.

This Agreement shall continue in full force and effect for a term ending on June 28, 2016 (the "Maturity Date").  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice to Administrative Borrower upon the occurrence and during the continuation of an Event of Default.

3.4.         Effect of Maturity.

On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, deliver all possessory collateral held under or in connection with the Loan Documents and execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably requested to release, as of record, Agent's Liens and all notices of security interests and liens previously filed or delivered by Agent with respect to the Obligations.

3.5.         Early Termination by Borrowers.

Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.         Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the Closing Date.  Other than as described on Schedule 4.1(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Except as expressly permitted hereunder, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing:  (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement), there are no subscriptions, options, warrants, or calls relating to any shares of Borrowers' Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrowers nor any of their Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrowers' Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.2.         Due Authorization; No Conflict.

(a)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party's interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3.         Governmental Consents.

The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4.         Binding Obligations; Perfected Liens.

(a)           Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)           Agent's Liens are validly created, perfected and first priority Liens, subject only to Permitted Liens which are either permitted purchase money Liens, the interests of lessors under Capital Leases or liens for taxes on real property that are not yet due and payable.

4.5.        Title to Assets; No Encumbrances.

Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business and to the extent permitted hereby and except, with respect to any Real Property, for easements, rights of way, covenants, conditions, zoning restrictions and minor defects in title that do not interfere with the ability of the Loan Parties, taken as a whole, to conduct their business as currently conducted.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6.         Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement).

(b)           The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement).

(c)           Each Loan Party's and each of its Subsidiaries' tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement).

(d)           As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $1,000,000 in amount, except as set forth on Schedule 4.6(d).

4.7.          Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b)           Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrowers, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties' and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8.         Compliance with Laws.

No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9.         No Material Adverse Change.

All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10.       Fraudulent Transfer.

(a)           After giving effect to the Advances made hereunder and the Letters of Credit and Reimbursement Obligations to be issued hereunder, and the consummation of the other transactions contemplated hereby, the Loan Parties, on a consolidated basis, are Solvent.

(b)           No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11.      Employee Benefits.

Except as disclosed on Schedule 4.11 hereto (as updated from time to time by notice from the Administrative Borrower to Agent), no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.12.       Environmental Condition.

Except as set forth on Schedule 4.12, (a) to Borrowers' knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, except to the extent that the foregoing could not reasonably be expected to result in a Material Adverse Change, (b) no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified on (i) the National Priorities List or (ii) CERCLIS or on any other governmental database or list of properties indicating an actual or potential material liability under any Environmental Law, which in the case of this clause (b), could reasonably be expected to result in a Material Adverse Change, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, except to the extent that such Liens are subject to a Permitted Protest, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13.       Intellectual Property.

Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary and material to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time by notice from Administrative Borrower to Agent) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which any Borrower or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that any Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than 30 days after the date on which the applicable Loan Party or its Subsidiary acquires any such property after the Closing Date at the time that such Borrower provides its Compliance Certificate pursuant to Section 5.1.

4.14.       Leases.

Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change, (a) each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, (b) subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.15.       Deposit Accounts and Securities Accounts.

Set forth on Schedule 4.15 (as such Schedule may be updated pursuant to the provisions of the Security Agreement from time to time or by notice from Administrative Borrower to Agent to reflect changes resulting from transactions otherwise permitted or required under the Loan Documents) is a listing of all of the Loan Parties' and their Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16.       Complete Disclosure.

All written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on May 23, 2011 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, on a consolidated basis, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17.       Material Contracts.

Set forth on Schedule 4.17 (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 5.1; provided, however, that any Borrower may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that such Borrower provides its Compliance Certificate.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrowers' knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default in any material respect due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.18.       Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act").  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19.       Indebtedness.

Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date in excess of $1,000,000 that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20.       Payment of Taxes.

Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required by law to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21.       Margin Stock.

No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22.       Governmental Regulation.

No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.23.       OFAC.

No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Advance made hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24.       Employee and Labor Matters.

There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and, in each case, that could reasonably be expected to result in a Material Adverse Change, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, or (iii) except as set forth on Schedule 4.24 (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Loan Party or any of its Subsidiaries.  No Loan Party and no Subsidiary of any Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from each Loan Party and its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25.       Eligible Accounts.

As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers' business (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate, solely as a result of payment of the amounts owed by the applicable Account Debtor to the applicable Borrower in respect of such Account after the date of such Borrowing Base Certificate), (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate solely as a result of the excluding criteria set forth in clauses (a), (h) and (i) of the definition of Eligible Accounts and such change does not cause the occurrence of any of (i) an Overadvance, (ii) a Triggering Event, and (iii) the delivery of the Borrowing Base Certificate on a weekly basis).

4.26.      Eligible Inventory.

As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory, except to the extent that the foregoing ceases to be true solely as a result of the sale or use of such Inventory by Borrowers since the date of the Borrowing Base Certificate most recently delivered to Agent.

4.27.      Eligible Equipment.

As to each item of Equipment that is identified as Eligible Equipment, such Equipment is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of its failure to satisfy one or more of the criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Equipment.

4.28.      Eligible Real Property.

As to each parcel of Real Property that is identified as Eligible Real Property, Borrower has good, sufficient and legal title to such parcel of Real Property, and such Real Property is not excluded as ineligible by virtue of its failure to satisfy one or more of the criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Real Property.

4.29.      Locations of Inventory and Equipment.

Except as disclosed in Schedule 4.29 (as such Schedule may be updated by notice from the Administrative Borrower to Agent pursuant to Section 5.15), the Inventory and Equipment (other than vehicles and Equipment out for repair and other Inventory and Equipment with an aggregate net book value of less than $1,000,000) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.29.

4.30.      Inventory Records.

Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof.

4.31.      Business Activity.

No Inactive Subsidiary engages in any business activity or has any material assets, or has or incurs any Indebtedness, other than the performance of its obligations under intercompany agreements and agreements with its shareholders that have been disclosed to Agent in writing.

4.32.      Vehicles.

Each Borrower or Guarantor that at any time holds title to any used vehicles returned to it on a trade-in basis or otherwise is primarily in the business of selling new and used vehicles.

4.33.      [Reserved]

4.34.      Wind Down Subsidiaries.

Borrowers are in the process of winding down the business and operations of each of the Wind Down Subsidiaries.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1.        Financial Statements, Reports, Certificates.

Deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein; Agent will make available to the Lenders electronic copies of all items delivered pursuant to Schedule 5.1 reasonably promptly after Agent's receipt thereof from Borrowers.  In addition, each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers.  In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP.  Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2.        Collateral Reporting.

Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein; Agent will make available to the Lenders electronic copies of all items delivered pursuant to Schedule 5.2 reasonably promptly after Agent's receipt thereof.  In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3.        Existence.

Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits that are material to its business except (in the case of this clause (b)) as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders or to the business of any Loan Party.

5.4.        Maintenance of Properties.

(a)           Maintain and preserve all of its assets that are material to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change).

(b)           Comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, except (in the case of this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.5.        Taxes.

Cause all federal and other material assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.  Each Loan Party will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Borrower and each of its Subsidiaries have made such payments or deposits.

5.6.        Insurance.

At Borrowers' expense, maintain insurance, or cause such insurance to be maintained, respecting each of the Loan Parties' and their Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director's and officer's liability insurance, and fiduciary liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and with respect to owned Real Property located in a flood zone, flood insurance.  All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent.  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower's expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided, that such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence reasonably satisfactory to Agent that such Borrower has obtained insurance as required by this Agreement.  Borrowers shall give Agent prompt notice of any loss exceeding $750,000 covered by its casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.        Inspection.

Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.  Agent and each of its duly authorized representatives or agent, as applicable, shall use commercially reasonable efforts to conduct all appraisals and field examinations in such a manner as to minimize impact on the operations of the Loan Parties and their Subsidiaries.

5.8.        Compliance with Laws.

Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9.        Environmental.

(a)           Keep any property either owned or operated by any Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such Liens are subject to a Permitted Protest,

(b)           Comply with Environmental Laws and provide to Agent material documentation of such compliance which Agent reasonably requests, except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change,

(c)           Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)           Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to any liability in excess of $500,000.

5.10.      Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished to Agent or the Lenders contained, at the time it was furnished and taken together with all information then or thereafter furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.      Formation of Subsidiaries.

At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary or Joint Venture after the Closing Date, such Loan Party shall (a) within 15 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary or Joint Venture to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary or Joint Venture with a fair market value of at least $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary or Joint Venture); provided that such joinder to the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Foreign Subsidiary, (b) within 15 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary or Joint Venture reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any first tier Foreign Subsidiary of any Borrower shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Foreign Subsidiary), and (c) within 15 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including, if requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12.      Further Assurances.

At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), including without limitation the stock of each Borrower (other than Administrative Borrower), to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party after the Closing Date with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Foreign Subsidiary of Borrowers or if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's or its Subsidiary's name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors (other than any Foreign Subsidiary) and are secured by substantially all of the assets of the Loan Parties (other than any Foreign Subsidiary) and all of the outstanding capital Stock of Borrowers (other than Administrative Borrower) and their Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

5.13.      Lender Meetings.

At the request of Agent or of the Required Lenders and upon reasonable prior notice, once during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Required Lenders), participate in a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of such Borrower.

5.14.      Material Contracts.

Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15.      Location of Inventory and Equipment.

Keep each Loan Parties' and its Subsidiaries' Inventory and Equipment (other than vehicles and Equipment out for repair and other Inventory and Equipment with an aggregate net book value of less than $1,000,000) only at the locations identified on Schedule 4.29 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that by notice from any Borrower to Agent Schedule 4.29 or Schedule 4.6(b) may be amended so long as such amendment occurs by written notice to Agent, which notice shall be delivered concurrently with the first Borrowing Base Certificate required to be delivered pursuant to Section 5.2 after the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, such Borrower provides Agent a Collateral Access Agreement with respect thereto.

5.16.      Assignable Material Contracts.

Use commercially reasonable efforts to ensure that any Material Contract entered into after the Closing Date by any Loan Party or one of its Subsidiaries permits the assignment of such agreement (and all rights of Loan Party such Loan Party or such Subsidiary, as applicable, thereunder) to such Loan Party's or such Subsidiary's lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable); provided, that the parties hereto agree that no Loan Party shall be obligated by this Section 5.16 to make payment of any fee, charge or other consideration in exchange for the inclusion of the type of assignment provision contemplated in this Section 5.16 in a Material Contract.

5.17.      Physical Inventory.

Conduct a physical inventory no less frequently than annually (or, if an Event of Default is in existence, quarterly if so requested by Agent), and, in each case, shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

5.18.      Vehicle Titles.

Maintain in place at all times its current system for processing and safekeeping of certificates of title for Inventory comprised of used trailers.

5.19.      Post-Closing Obligations.

Within 45 days of the Closing Date, Agent shall have received, for the benefit of Agent and Lenders, (i) final, certified, originally signed and sealed surveys for the Real Property Collateral, which shall be in form and substance satisfactory to Agent in its Permitted Discretion, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Agent.  Borrowers hereby acknowledge and agree that until such time as Borrowers deliver each of the items required by this Section 5.19, the Fixed Asset Availability under clause (b)(i) of such definition shall equal $0.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1.        Indebtedness.

Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.        Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.        Restrictions on Fundamental Changes.

(a)           Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock other than mergers, consolidations and reorganizations (i) between Borrowers, (ii) between Guarantors, and (iii) between any Borrower and any Subsidiary of Administrative Borrower, provided that, in the case of clause (iii), (y) such Borrower is the surviving entity of such merger, consolidation or reorganization, and (z) the Accounts of such Subsidiary shall not be Eligible Accounts until such time as the Agent and the Lenders shall have completed an audit of such Accounts and such other due diligence reasonably requested by the Agent, in a manner and with results reasonably satisfactory to the Agent,

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Inactive Subsidiaries, Wind Down Subsidiaries or non-operating Subsidiaries of Borrowers with no material assets and no material liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrowers) or any of Borrowers' wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrowers that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrowers that is not liquidating or dissolving, or

(c)           Suspend or discontinue a substantial portion of any material line of business of Borrowers and their Subsidiaries, taken as a whole, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4; provided, however, that the foregoing requirement shall not apply to temporary suspensions of operations in the ordinary course of business or in response to the occurrence of any force majeure events.

6.4.        Disposal of Assets.

Other than Permitted Dispositions, Permitted Investments or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Required Lenders or the repayment in full of the Obligations) enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Loan Party or any of the Subsidiaries of a Loan Party.

6.5.        Change Name.

Change any Loan Party's name, organizational identification number, state of organization or type of organization; provided, however, that any Loan Party or any of its Subsidiaries may change its name upon at least 10 days prior written notice (or such shorter period approved by Agent in its sole discretion) to Agent of such change.

6.6.        Nature of Business.

Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7.        Prepayments and Amendments.

(a)           Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances, or

(ii)          make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)           Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)           except in connection with Refinancing Indebtedness permitted by Section 6.1, any agreement, instrument, document, indenture, or other writing evidencing  or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j), (k) and (o) of the definition of Permitted Indebtedness,

(ii)          any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii)         the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8.        Change of Control.

Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9.        Restricted Junior Payments.

Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)           Any Borrower may make distributions to former employees, officers, or directors of such Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to such Borrower on account of repurchases of the Stock of such Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of such Borrower, and

(b)           Any Borrower may make distributions to former employees, officers, or directors of such Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of such Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by Borrowers plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate in any fiscal year or $2,500,000 in the aggregate during the term of this Agreement,

(c)           Administrative Borrower may make distributions in respect of its Stock, or purchase, redeem, or otherwise acquire or retire for value any of its Stock, so long as both prior to, and immediately after giving effect to, the making of such Restricted Junior Payment, Excess Availability is not less than $35,000,000, and

(d)           the Loan Parties may make Restricted Payments consisting of repurchases of Stock deemed to occur upon the non-cash exercise of stock options and warrants.

6.10.      Accounting Methods.

Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11.      Investments; Controlled Investments.

(a)           Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)           Other than (i) an aggregate amount of not more than $250,000 at any one time, in the case of Borrowers and their Subsidiaries (other than those Subsidiaries that are CFCs), and (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the employees of any Loan Party or any of its Subsidiaries, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Loan Party or such Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent's Liens in such Permitted Investments. Except as provided in Section 6.11(b)(i), (ii), and (iii), no Loan Party shall or shall permit any Subsidiary of any Loan Party to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12.      Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of Subsidiary of any Loan Party except for:

(a)           transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party or any of its Subsidiaries, on the one hand, and any Affiliate of any Loan Party or Subsidiaries of any Loan Party, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by any Loan Party or any of its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to any Loan Party or any of its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,

(b)           so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or such Subsidiary,

(c)           so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body or authorized officer) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of each Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)           so long as the Borrowers' file a consolidated or unitary return for federal and state income tax purposes, the Borrowers may make distributions to Administrative Borrower to permit Administrative Borrower to pay federal or state income taxes then due and owing, franchise taxes and other similar expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by Borrowers of tax benefits less, than they would have been had the Borrowers been treated as if they did not file a consolidated return or unitary return with Administrative Borrower, and

(e)           transactions (i) among Loan Parties otherwise not prohibited by the terms of this Agreement, (ii) permitted by Section 6.3 or Section 6.9, (iii) any Permitted Intercompany Advance, (iv) permitted by clauses (e) and (j) of the definition of the term "Permitted Investments", or (v) solely with respect to Investments in Joint Ventures, permitted by clause (o) of the definition of the term "Permitted Investments".

6.13.      Use of Proceeds.

Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation to finance the ongoing corporate needs of the Loan Parties, including Permitted Acquisitions; provided, however, that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

6.14.      Limitation on Issuance of Stock.

Except for the issuance or sale of common stock or Permitted Preferred Stock by Borrowers, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock.

6.15.      Consignments.

Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.16.      Inventory and Equipment with Bailees.

Except as disclosed in Schedule 4.29 (as such Schedule may be updated by notice from the Administrative Borrower to Agent pursuant to Section 5.15), store the Inventory or Equipment (other than vehicles and Equipment out for repair and other Inventory and Equipment with an aggregate net book value of less than $1,000,000) of the Loan Parties and their Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.

7.	FINANCIAL COVENANT.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Borrower will comply with the following financial covenant:

Fixed Charge Coverage Ratio.  If any time during any month a Financial Covenant Trigger Event occurs, Borrowers shall have a Fixed Charge Coverage Ratio, measured on the last day of the most recent calendar month for which financial statements have been delivered by Borrowers to Agent pursuant to Schedule 5.1, calculated on a trailing twelve month basis, of at least 1.10:1.00.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.          If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2.          If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower's affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.13, 5.14, 5.15 or 5.19 of this Agreement, (ii) Sections 6.1 through 6.16 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3.          If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.          If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5.          If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur:  (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.          If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Loan Parties and their Subsidiaries, taken as a whole;

8.7.          If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder.

8.8.          If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9.          If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.10.        If the Security Agreement or any other Loan Document that purports to create a Lien, shall, except to the extent permitted by the terms thereof or hereof, for any reason, fail or cease to create a valid and perfected, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000, or (c) as the result of an action or failure to act on the part of Agent; or

8.11.        The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

9.	RIGHTS AND REMEDIES.

9.1.        Rights and Remedies.

Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b)           declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

9.2.        Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.      Demand; Protest; etc.

Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2.      The Lender Group's Liability for Collateral.

Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3.      Indemnification.

Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Loan Party's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities").  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	c/o WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905
Attn: Chief Financial Officer
Fax No.: (765) 771-5308

with copies to:	HOGAN LOVELLS US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attn: Michael J. Silver, Esq.
Fax No.: (410) 659-2701

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
150 South Wacker Drive, Suite 2200
MAC N2814-220
Chicago, Illinois 60606-4204
Attn: Relationship Manager
Fax No. (312) 332-0424

with copies to:	GOLDBERG KOHN LTD.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attn: David L. Dranoff, Esq.
Fax No. (312) 332-2196

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

If any notice, disclosure or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure or report shall be deemed to have been required to be delivered on the immediately following Business Day.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.      Assignments and Participations.

(a)           (1) With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (A) if an Event of Default has occurred and is continuing, or (B) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and (2) with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent and, so long as no Event of Default shall have occurred and be continuing, Administrative Borrower) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), (iii) such assignment is entered into the Register in accordance with Section 13.1(h), and (iv) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000.

(b)           From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, and such assignment has been entered into the Register in accordance with Section 13.1(h), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)           In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to each Loan Party and their Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)           Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Revolver Commitment (and the principal amount thereof and stated interest thereon and the portion of principal amount and interest of the Obligations assigned or transferred)) held by such Lender (each, a "Registered Loan").  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.  The entries in the Register shall be conclusive and Borrowers, Agent and Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, in the absence of manifest or demonstrable error.  Notwithstanding anything to the contrary, any assignment of any Obligation shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by Borrowers, Agent and any Lender (solely with respect to its Obligations and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice.  This Section shall be construed so that the Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).

(i)           In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register").  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)           Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2.      Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall, unless expressly provided in such consent, release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.      Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements, the Fee Letter, or a joinder executed pursuant to Section 2.2), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)           increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)          postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)         reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),

(iv)        amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)         other than as permitted by Section 15.11, release Agent's Lien in and to all or substantially all of the Collateral,

(vi)        amend, modify, or eliminate the definition of "Required Lenders" or "Pro Rata Share",

(vii)       other than a specifically provided in Section 15.11, contractually subordinate any of Agent's Liens,

(viii)      other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix)         amend, modify, or eliminate any of the provisions of Section 2.3(b)(i), Section 2.4(b)(i) or (ii), Section 2.4(e) or (f), or Section 2.5,

(x)          amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xi)         amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Current Asset Availability, Eligible Accounts, Eligible Inventory, Eligible Equipment, Eligible Real Estate and Fixed Asset Availability, as well as any provision permitting Agent to exercise its discretion in modifying any applicable criteria contained within any such definition) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).

(b)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

(c)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,

(d)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,

(e)           Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii).

14.2.      Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Holdout Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit) but excluding any Bank Product Obligations if so specified pursuant to agreements between the relevant Bank Product Provider and the applicable Loan Party) without any premium or penalty of any kind whatsoever.  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender's or Tax Lender's, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3.      No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by each Borrower of any provision of this Agreement.  Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.      Appointment and Authorization of Agent.

Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Loan Party and its Subsidiaries, the Obligations, the Collateral, the Collections of each Loan Party and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.      Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.      Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.

15.4.      Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.      Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default."  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.      Credit Decision.

Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of each Loan Party and its Subsidiaries and Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.      Costs and Expenses; Indemnification.

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by a Loan Party or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof.  Each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.      Agent in Individual Capacity.

WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding each Loan Party or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of each Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms "Lender" and "Lenders" include WFCF in its individual capacity.

15.9.      Successor Agent.

Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent's resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated.  Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Lender, as applicable.  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed to between Administrative Borrower and such successor.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.    Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding each Loan Party or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of each Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.    Collateral Matters.

(a)           The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither a Loan Party nor any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Loan Party or any of its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or subject to a Permitted Lien securing Permitted Purchase Money Indebtedness.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at the request of the Administrative Borrower, to subordinate (on terms and conditions satisfactory to Agent) any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

In connection with any termination or release that is authorized pursuant to this Section 15.11, Agent shall promptly (i) execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) deliver to the Loan Parties any portion of such Collateral so released that is in the possession of Agent.

(b)           Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by any Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12.    Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any of its Subsidiaries or any deposit accounts of any Loan Party or any of its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.  Notwithstanding the foregoing and without limiting any rights arising under any Bank Product Agreement in respect of amounts owing thereunder, no Lender shall exercise any such right of set-off or any such action unless an Event of Default has occurred and is continuing.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.    Agency for Perfection.

Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

15.14.    Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.    Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Borrower and its Subsidiaries and will rely significantly upon each Borrower's and its Subsidiaries' books and records, as well as on representations of each Borrower's personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or any Subsidiary of any Loan Party to Agent that has not been contemporaneously provided by such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or any of its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from a Loan Party, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.  As an alternative to providing Lenders with a physical copy of any Report or other information described in this Section 15.16, Agent may, in its discretion, post any such Report or information in electronic form to a data site such as Intralinks.

15.17.    Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.    Documentation and Syndication Agent.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Syndication Agent shall have no duties or responsibilities and the Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied responsibilities, duties or obligations shall be construed to exist in this Agreement or any other Loan Document.

16.	WITHHOLDING TAXES.

(a)           All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a).  If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers or other evidence of payment reasonably satisfactory to Agent.

(b)           Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, excluding those taxes arising as a result of voluntary assignment or other transfer by a Lender or Participant after the initial transfer hereunder and prior to any Default, other than any such assignment or transfer made at the request of any Loan Party.

(c)           If a Lender, Agent or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender, Agent or Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)           if such Lender, Agent or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender, Agent or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)           if such Lender, Agent or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)           if such Lender, Agent or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender or Agent, a properly completed and executed copy of IRS Form W-8ECI;

(iv)           if such Lender, Agent or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender, Agent or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)           a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender, Agent or Participant shall provide new forms (or successor forms) to Agent and Administrative Borrower upon (i) the expiration or obsolescence of any previously delivered forms, (ii) any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) upon the reasonable request of Agent or Administrative Borrower.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower or Agent (as applicable) (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by Administrative Borrower or Agent (as applicable) sufficient for Borrower or Agent (as applicable) to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

No Borrower shall be required to pay additional amounts to any Lender pursuant to this Section 16 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph or Section 16(c).

(d)           If a Lender, Agent or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent (as applicable) and Administrative Borrower, to deliver to Agent (or, in the case of a Participant, the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender, Agent or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender, Agent or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender, Agent and each Participant shall provide new forms (or successor forms) to Agent and Administrative Borrower upon (i) the expiration or obsolescence of any previously delivered forms, (ii) any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) upon the reasonable request of Agent or Administrative Borrower.

(e)           If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16(c) or 16(d) as no longer valid.  With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16(c) or 16(d), if applicable.  Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(f)           If a Lender, Agent or a Participant is entitled to a reduction in the applicable withholding tax, Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation), then Agent or Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation), as the case may be, may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax and Section 16(a) shall not apply.

(g)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h)           If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

(i)           If a Borrower fails to pay any Taxes when due to the appropriate taxing authorities or fails to remit to Administrative Agent or Lenders the required receipts or other documentary evidence of the payment of the Taxes, the Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) and its agents (collectively, a "Tax Indemnitee") for the full amount of Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Taxes imposed or asserted on or attributable to amounts payable under this Section 16) paid by such Tax Indemnitee and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Taxes resulting from gross negligence or willful misconduct of such Tax Indemnitee as finally determined by a court of competent jurisdiction).  This Section 16(i) shall survive the termination of this Agreement and the repayment of the Obligations.

17.	GENERAL PROVISIONS.

17.1.      Effectiveness.

This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.      Section Headings.

Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.      Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.      Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.      Bank Product Providers.

Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting; provided, that no provision of any Loan Document shall be construed to give any Bank Product Provider a right to consent to any amendment, modification, waiver or other action contemplated by any Loan Document, except that each Bank Product Provider's consent shall be required with respect to any amendment, modification, waiver or other action that would have the effect of (a) limiting or eliminating any Lien securing the Bank Product Obligation, unless any such Liens securing the other Obligations are similarly limited or eliminated or (b) changing Section 2.4(b)(ii) in a manner adverse to any such Bank Product Provider.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.      Debtor-Creditor Relationship.

The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.      Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.      Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9.      Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Total Commitments provided hereunder in any "tombstone" or comparable advertising, on its website or in other marketing materials of the Agent.

17.10.    Lender Group Expenses.

Borrowers agree to pay any and all Lender Group Expenses promptly after demand therefor is made by Agent and agree that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11.    Survival.

All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12.    Patriot Act.

Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

17.13.    Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14.    Wabash as Agent for Borrowers.

Each Borrower hereby irrevocably appoints Wabash as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement, and (c) to represent such Borrower in all respects under this Agreement and the other Loan Documents.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WABASH NATIONAL CORPORATION,
a Delaware corporation

/s/ Mark J. Weber
By: Mark J. Weber
Title: Senior Vice President - Chief Financial Officer

WABASH NATIONAL, L.P.,
a Delaware limited partnership

By:	Wabash National Trailer Centers, Inc.,
Its General Partner

/s/ Mark J. Weber
By: Mark J. Weber
Title: Vice President - Treasurer

WABASH WOOD PRODUCTS, INC. (f/k/a WNC Cloud Merger Sub, Inc.), an Arkansas corporation

/s/ Mark J. Weber
By: Mark J. Weber
Title: Vice President - Treasurer

TRANSCRAFT CORPORATION,
a Delaware corporation

/s/ Mark J. Weber
By: Mark J. Weber
Title: Vice President - Treasurer

WABASH NATIONAL TRAILER CENTERS, INC., a Delaware corporation

/s/ Mark J. Weber
By: Mark J. Weber
Title: Vice President - Treasurer

WELLS FARGO CAPITAL FINANCE, LLC.,
a Delaware limited liability company, as Agent and as a Lender

By: /s/ Dan Laven
Title: Vice President

CAPITAL ONE LEVERAGE FINANCE CORPORATION, as a Lender

By: /s/ Ari Kaplan
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

/s/ Jack F. Morrone
By: Jack F. Morrone
Title: Duly Authorized Signatory

GE CAPITAL FINANCIAL INC., as a Lender

By: /s/ Woodrow Broaders
Title: Duly Authorized Signatory

HARRIS N.A., as a Lender

/s/ William J. Kennedy
By: William J. Kennedy
Title: Vice President

RBS CITIZENS BUSINESS CAPITAL, a division of RBS Citizens, N.A., as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By: /s/ Terrence L. McKenna
Title: Vice President

Exhibit A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _______________________________ between _______________________________ ("Assignor") and _______________________________ ("Assignee").  Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.           In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Commitments, all to the extent specified on Annex I.

2.           The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor's share of the Advances assigned hereunder, as reflected on Assignor's books and records.

3.           The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

Exhibit A-1 - Page 1

4.           Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.  The effective date of this Assignment (the "Settlement Date") shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.           As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.           Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I).  From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.           This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.           THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

Exhibit A-1 – Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]
as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By
Name:
Title:

ACCEPTED THIS ____ DAY OF
_______________

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By
Name:
Title:

Exhibit A-1 – Page 3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers:

Wabash National Corporation, Wabash National, L.P., Wabash Wood Products, Inc., Transcraft Corporation and Wabash National Trailer Centers, Inc.

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of June 28, 2011, by and among Borrowers, the lenders from time to time a party thereto (the "Lenders"), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders

3.	Date of Assignment Agreement:

4.	Amounts:

(a) Assigned Amount of Revolver Commitment	$

(b) Assigned Amount of Advances	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Annex I – Page 1

8.	Agreed and Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Title:	Title:

Accepted:

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By
Name:
Title:

[WABASH NANTIONAL CORPORATION, as Administrative Borrower

By
Name:
Title:]

Annex I – Page 2

Exhibit B-1

FORM OF BORROWING BASE CERTIFICATE

Wells Fargo Capital Finance, LLC
150 South Wacker Drive
Suite 2200
MAC N2814-220
Chicago, Illinois 60606

The undersigned, Wabash National Corporation ("Administrative Borrower"), pursuant to Schedule 5.2 of that certain Credit Agreement dated as of June 28, 2011 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the "Credit Agreement"), entered into among Administrative Borrower, Wabash National, L.P., Wabash Wood Products, Inc., Transcraft Corporation and Wabash National Trailer Centers, Inc. (collectively with Administrative Borrower, the "Borrowers"), the lenders signatory thereto from time to time and Wells Fargo Capital Finance, LLC, a Delaware limited liability company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, "Agent"), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

[Remainder of page intentionally left blank]

Exhibit B-1 – Page 1

Effective Date of Calculation: __________________ (the "Statement Date")

A. Borrowing Base Calculation

1. Current Asset Availability

a. (i) 85% of Eligible Accounts1	$

(ii) the amount, if any, of the Dilution Reserve	$

(iii) Item 1.a.(i) minus Item 1.a.(ii)		$

b. Eligible Inventory (other than Build to Order Inventory)

(i) 85% of Eligible Inventory2 (other than Build to Order Inventory) consisting of finished goods (including without limitation new and used trailers, FRAC trucks and portable storage containers)3	$

(ii) 70% of Eligible Inventory2 consisting of raw materials3	$

(iii) 50% of Eligible Inventory2 consisting of work in process3

(iv) Item 1.b.(i) plus Item 1.b.(ii) plus Item 1.b.(iii)

(v) 85% times the Net Liquidation Percentage	$

(vi) the value of Borrowers' Eligible Inventory2/3	$

(vii) Item 1.b.(v) times Item 1.b.(vi)	$

1	See Annex A

2	See Annex B

3	Value calculated at the lower of cost or market on a basis consistent with Borrower's historical accounting practices.

Exhibit B-1 – Page 2

(viii) The lesser of Items 1.b.(iv) and 1.b.(vii)			$

c. Eligible Inventory consisting of Build to Order Inventory

(i) 90% of Eligible Inventory2 (calculated at cost on a basis consistent with Borrower's historical accounting practices) consisting of Build to Order inventory	$

(ii) 90% times the Net Liquidation Percentage	$

(iii)     the value (calculated at the lower of cost or market on a basis consistent with Borrower's historical accounting practices) of Borrowers' Eligible Inventory consisting of Build to Order Inventory
$

(iv) Item 1.c.(ii) times Item 1.c.(iii)	$

(v) The lesser of Items 1.c.(i) and 1.c.(iv)			$

d. Current Asset Availability (Item 1.a.(iii) plus Item 1.b.(viii) plus Item 1.c.(v))			$

2. Fixed Asset Availability

a. $40,000,000		$40,000,000

b. 65% times the fair market value of Eligible Real Property4	$

c. 85% times the Net Orderly Liquidation Value of Eligible Equipment5	$

d. Item 2.b. plus Item 2.c.			$

e. the lesser of Items 2.a. and 2.d.			$

4	See Annex C

5	See Annex D

Exhibit B-1 – Page 3

f. cumulative reductions of Fixed Asset Availability to date	$

g. Fixed Asset Availability (Item 2.e. minus Item 2.f.)		$

3. Reserves

a. Bank Product Reserve	$

b. the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Credit Agreement	$

c. Sum of Items 3.a. and 3.b.		$

4. Borrowing Base (Item 1.d. plus Item 2.g. minus Item 3.c.)		$

5. Availability calculation

a. (i) Maximum Revolver Amount	$

(ii) Letter of Credit Usage as of Statement Date	$

(iii) Amount of outstanding Advances (including Swing Loans) as of Statement Date	$

(iv) Item 5.a.(i) minus Item 5.a.(ii) minus Item 5.a.(iii)	$

b. (i) Borrowing Base as of Statement Date (Item 4)	$

(ii) Letter of Credit Usage as of Statement Date	$

(iii) Amount of outstanding Advances (including Swing Loans) as of Statement Date	$

(iv) Item 5.b.(i) minus Item 5.b.(ii) minus Item 5.b.(iii)	$

c. Lesser of Item 5.a.(iv) and 5.b(iv).		$

Exhibit B-1 – Page 4

B. Letters of Credit Calculation

1. Maximum L/C amount			$15,000,000

2. L/Cs permitted under Borrowing Base

a. Borrowing Base (from Section A, Item 4)	$

b. Amount of outstanding Advances as of Statement Date (including Swing Loans)	$

c. Item 2.a. minus Item 2.b.		$

3. L/Cs permitted under Maximum Revolver Amount

a. Maximum Revolver Amount	$

b. Amount of outstanding Advances as of Statement Date (including Swing Loans)	$

c. Item 3.a. minus Item 3.b.		$

4. Letter of Credit Usage plus the amount of any proposed Letters of Credit		$

5. No L/C Availability if Item 4 is greater than Item 1, Item 2.c. or Item 3.c.		$

Exhibit B-1 – Page 5

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrowers that all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

WABASH NATIONAL CORPORATION
as Administrative Borrower

By:
Title:

Exhibit B-1 – Page 6

Annex A – Eligible Accounts

Accounts created in the ordinary course arising out of sale of goods or rendition of services complying with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents
$

less (without duplication)

Accounts that the Account Debtor has failed to pay by the earlier of (i) the 105th day after the original invoice date thereof or (ii) the 60th day after the due date thereof	$

Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under the immediately preceding clause	$

Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower	$

Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional
$

Accounts that are not payable in Dollars	$

Annex A – Page 1

Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent
$

Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States
$

Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute
$

Annex A – Page 2

Accounts with respect to which (i) the Account Debtor is Federal Express Corporation or one of its Affiliates (collectively, "Federal Express"), and total obligations owing to Borrowers by Federal Express exceed 30% (such percentage as applied to Federal Express, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Federal Express deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, or (ii) an Account Debtor's (other than Federal Express) whose total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon such concentration limit
$

Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
$

Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,	$

Accounts that are not subject to a valid and perfected first priority Agent's Lien,	$

Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor
$

Annex A – Page 3

Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity	$

Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services.
$

Total Excluded Accounts		$

Eligible Accounts (Total Accounts less Total Excluded Accounts):		$

Annex A – Page 4

Annex B – Eligible Inventory

Inventory consisting of first quality finished goods, raw materials or work-in-process held for sale in the ordinary course of Borrowers' business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents
$

less (without duplication)

Inventory which a Borrower does not have good, valid, and marketable title thereto	$

Inventory which a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers)	$

Inventory not located at one of the locations in the continental United States set forth on Schedule E-1 to the Credit Agreement (or in-transit from one such location to another such location)	$

Inventory in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Exhibit E-1 to another location set forth on Exhibit E-1)	$

Inventory located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises
$

Inventory that is the subject of a bill of lading or other document of title	$

Inventory not subject to a valid and perfected first priority Agent's Lien	$

Inventory consisting of goods returned or rejected by a Borrower's customers	$

Annex B – Page 1

Inventory consisting of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, bill and hold goods, defective inventory, "seconds," or Inventory acquired on consignment
$

Inventory subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of Default despite such third party rights
$

Inventory acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition)
$

Total Excluded Inventory		$

Eligible Inventory (Total Inventory less Total Excluded Inventory):		$

Annex B – Page 2

Annex C – Eligible Real Property

Real Property owned by Borrowers that is subject to a Mortgage and is listed on Schedule E-3 to the Credit Agreement and for which the conditions set forth in Section 5.19 of the Credit Agreement have been satisfied
$

Annex C – Page 1

Annex D – Eligible Equipment

Equipment of a Borrower that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, other than the following:		$

such Equipment is not included in the Equipment appraisal delivered to Agent prior to the Closing Date or any subsequent Equipment appraisal delivered to Agent,	$

such Equipment is not in good order, repair, running and marketable condition (ordinary wear and tear excepted) or is damaged or defective, or is not used in the operation of Borrowers' business or in storage and available for use in the operation of Borrowers' business,
$

no Borrower has good, valid, and marketable title to such Equipment on the Closing Date or such Equipment is leased to a third party,	$

such Equipment constitutes fixtures which (i) are not located on Real Property Collateral that is subject to a Mortgage and (ii) are not subject to a Collateral Access Agreement executed by the lessor, pursuant to which the lessor agrees that the Collateral shall be deemed to be personal property, and not fixtures, regardless of the manner or mode of the attachment of any item of Collateral to the applicable leased premises,
$

no Borrower has actual and exclusive possession of such Equipment,	$

such Equipment is not located at one of the locations in the continental United States set forth on Schedule E-2 (and is not in transit from one such location to another such location),	$

such Equipment is not located on Real Property owned by a Borrower or leased by a Borrower, or such Equipment is located on Real Property owned or leased by a Borrower at which Agent has not received a Collateral Access Agreement from the owner and lessor of such Real Property location,
$

Annex D – Page 1

such Equipment is not subject to the first priority, valid and perfected Lien of Agent or is subject to any Lien in favor of any other Person, except as permitted in this Agreement,	$

such Equipment is worn out or obsolete, or	$

such Equipment is otherwise deemed unacceptable by Agent in Agent's Permitted Discretion.	$

Total Excluded Equipment		$

Eligible Equipment (Total Equipment less Total Excluded Equipment):		$

Annex D – Page 2

Exhibit B-2

FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

Wells Fargo Capital Finance, LLC as Agent
150 South Wacker Drive, Suite 2200
MAC N2814-220
Chicago, Illinois 60606
Attention: [                                   ]
Fax No.:

Reference is hereby made to that certain Credit Agreement, dated as of June 28, 2011 (as amended, restated, supplemented, or modified from time to time, the "Credit Agreement"), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (together with its successors and assigns in such capacity, "Agent"), and WABASH NATIONAL CORPORATION, WABASH NATIONAL, L.P., WABASH WOOD PRODUCTS, INC., TRANSCRAFT CORPORATION, and WABASH NATIONAL TRAILER CENTERS, INC. (collectively, the "Borrowers").  Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the "Specified Bank Product Agreement [Agreements]") dated as of [__________] by and between [Lender or Affiliate of Lender] (the "Specified Bank Products Provider") and [identify the Loan Party or Subsidiary].

1.           Appointment of Agent.   The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed  Sections 15.1, 15.2, 15.3, 15.4, 15.6, 15.7, 15.8, 15.9, 15.11, 15.12, 15.13, 15.14, 15.15, and 17.5 (collectively such sections are referred to herein as the "Agency Provisions"), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof.  Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

Exhibit B-2 – Page 1

2.           Acknowledgement of Certain Provisions of Credit Agreement.  The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15.10, 15.11, and 17.5 of the Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof.  Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in Collateral as set forth in the Credit Agreement.

3.           Reporting Requirements.   Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products.  On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider's reasonable determination of the credit exposure (and mark- to-market exposure) of Borrowers and their Subsidiaries in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s].  If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the credit exposure of Borrowers and their Subsidiaries with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4.           Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right, but shall have no obligation to establish, maintain, relax or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. If Agent so chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5.           Bank Product Obligations.  From and after the delivery to Agent of this letter agreement duly executed by Specified Bank Product Provider and the acknowledgement of this letter agreement by Agent and each Borrower, the obligations and liabilities of Borrowers and their Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6.           Notices.  All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrowers, shall be mailed, sent, or delivered to Borrowers in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

Exhibit B-2 – Page 2

If to Specified Bank Products Provider:

Attn:
Fax No.

7.           Miscellaneous.  This letter agreement is for the benefit of the Agent, the Specified Bank Products Provider, each Borrower and each of their respective successors and assigns (including any successor agent pursuant to Section 15.9 of the Credit Agreement, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider).   Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."   This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts.  Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8.           Governing Law.

(a)           THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS.  EACH OF EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH REPRESENTS  TO THE OTHERS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature pages to follow]

Exhibit B-2 – Page 3

Sincerely,

[SPECIFIED BANK PRODUCTS PROVIDER]

By:
Name:
Title:

Exhibit B-2 – Page 4

Acknowledged, accepted, and agreed
as of the date first written above:

WABASH NATIONAL CORPORATION,
a Delaware corporation, as a Borrower

By:
Name:
Title:

WABASH NATIONAL, L.P.,
a Delaware limited partnership, as a Borrower

By:	Wabash National Trailer Centers, Inc.,
Its General Partner

By:
Name:
Title:

WABASH WOOD PRODUCTS, INC. (f/k/a WNC Cloud Merger Sub, Inc.), an Arkansas corporation, as a Borrower

By:
Name:
Title:

TRANSCRAFT CORPORATION,
a Delaware corporation, as a Borrower

By:
Name:
Title:

Exhibit B-2 – Page 5

WABASH NATIONAL TRAILER CENTERS, INC., a Delaware corporation, as a Borrower

By:
Name:
Title:

Exhibit B-2 – Page 6

Acknowledged, accepted, and
agreed as of _____________, 20__:

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company,
as Agent

By:
Name:
Title:

Exhibit B-2 – Page 7

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrowers' letterhead]

To:	Wells Fargo Capital Finance, LLC
150 South Wacker Drive, Suite 2200
MAC N2814-220
Chicago, Illinois 60606
Attn: Business Finance Division Manager

Re:	Compliance Certificate dated _____________

Ladies and Gentlemen:

Reference is made to that certain CREDIT AGREEMENT (the "Credit Agreement") dated as of June 28, 2011, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders ("Agent"), WABASH NATIONAL CORPORATION, WABASH NATIONAL, L.P., WABASH WOOD PRODUCTS, INC., TRANSCRAFT CORPORATION, and WABASH NATIONAL TRAILER CENTERS, INC. (the "Borrowers").  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned chief financial officer of the Administrative Borrower hereby certifies, in his capacity as an officer of the Administrative Borrower and not individually, that:

1.           The financial information of Borrowers and their Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries.

2.           Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3.           Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrowers and their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.           The representations and warranties of Borrowers and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5.           Borrowers and their Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

Exhibit C-1 – Page 1

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

WABASH NATIONAL CORPORATION, as Administrative Borrower

By:
Name:
Title:

Exhibit C-1 – Page 2

SCHEDULE 1

Financial Information

Exhibit C-1 – Page 3

SCHEDULE 2

Default or Event of Default

Exhibit C-1 – Page 4

SCHEDULE 3

Representations and Warranties

Exhibit C-1 – Page 5

SCHEDULE 4

Financial Covenants

Fixed Charge Coverage Ratio.

A Financial Covenant Trigger Event [has/has not] occurred during the month for which financial statements are being delivered herewith.

[Borrowers' and their Subsidiaries' Fixed Charge Coverage Ratio, measured on a month-end basis, for the month period ending _________, ________ is ___:1.0, which [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.]

Exhibit C-1 – Page 6

Exhibit L-1:  Form of LIBOR Notice

FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as Agent
under the below referenced Credit Agreement
150 South Wacker Drive, Suite 2200
MAC N2814-220
Chicago, Illinois  60606

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of June 28, 2011 (the "Credit Agreement"), among Wabash National Corporation, Wabash National, L.P., Wabash Wood Products, Inc., Transcraft Corporation, and Wabash National Trailer Centers, Inc. ("Borrowers"), the lenders signatory thereto (the "Lenders"), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders ("Agent").  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers' request to elect the LIBOR Option with respect to outstanding Advances in the amount of $________ (the "LIBOR Rate Advance"), and is a written confirmation of the telephonic notice of such election given to Agent.

The LIBOR Rate Advance will have an Interest Period of 1, 2, 3 or 6 month(s) commencing on ______________.

This LIBOR Notice further confirms Borrowers' acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Administrative Borrower represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Exhibit L-1 – Page 1

Dated:

WABASH NATIONAL CORPORATION, Delaware corporation, as Administrative Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By
Name:
Title:

Schedule A-1

Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA
ABA # 121-000-248
Swift Code: WFBIUS6S
To Credit Of: WELLS FARGO CAPITAL FINANCE, LLC
A/C #   [*]
Re:  Wabash National, Inc.

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule A.1 - Page 1

Schedule A-2

Richard J. Giromini

Mark J. Weber

Erin J. Roth

Schedule A.2 - Page 1

Schedule C-1

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$46,000,000	$46,000,000
RBS Citizens Business Capital, a division of RBS Citizens, N.A.	$44,000,000	$44,000,000
General Electric Capital Corporation	$15,000,000	$15,000,000
GE Capital Finance Inc.	$15,000,000	$15,000,000
Harris N.A.	$20,000,000	$20,000,000
Capital One Leverage Finance Corporation	$10,000,000	$10,000,000
All Lenders	$150,000,000	$150,000,000

Schedule C-1 - Page 1

Schedule D-1

Account No. [*] maintained with Wells Fargo Bank, N.A. (the “Designated Account Bank”)

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule D-1 - Page 1

Schedule E-1

Owned Property

(Wabash National Trailer Centers, Inc.)
125 MonahanAvenue
Dunmore, PA
(Wabash National Trailer Centers, Inc.)
1605 Ackerman Road
San Antonio, TX
(Wabash National Trailer Centers, Inc.)
10498 N. Vancouver Way
Portland, OR
(Wabash National Trailer Centers, Inc.)
298 Dutch Hollow Road
Smithton, PA
(Wabash National Trailer Centers, Inc.)
2830 South 51st Avenue
Phoenix, AZ
(Wabash National Trailer Centers, Inc.)
17301 NW 2nd Avenue
Miami, FL
(Wabash National Trailer Centers, Inc.)
16025 Slover Avenue
Fontana, CA
(Wabash National Trailer Centers, Inc.)
4780 Vasquez Boulevard
Denver, CO
(Wabash National Trailer Centers, Inc.)
4132 Irving Boulevard
Dallas, TX
(Wabash National Trailer Centers, Inc.)
1525 Georgesville Road
Columbus, OH
(Wabash Wood Products, Inc.)
339 West Industrial Park Road
Harrison, AR
(Wabash National, L.P.)
3550 & 3600 East County Road
350 South & 3550 Concord Road
Lafayette, IN
(Wabash National, L.P.)
1450 Navco Lane

Schedule E-1 - Page 1

3459-3460 McCarty Lane
Lafayette, IN
(Wabash National, L.P.)
3000 Main Street
3288 Kossuth Street
1000 Sagamore Parkway South
3422 McCarty Lane
Lafayette, IN

Processor Locations

Roll Coater, Inc.

(Wabash National, L.P.)
1950 E. Main St.
Greenfield, IN  46140

(Wabash National, L.P.)
858 E. Hupp Rd.
LaPorte, IN  46350

(Wabash National, L.P.)
4502 Freedom Way
Weirton, WV  26062

(Wabash National, L.P.)
2604 River Road
Hawesville, KY  42348

(Wabash National, L.P.)
5888 CR East 180
Blytheville, AR  72315

Greenbush Industries

(Wabash National, L.P.)
2000 Greenbush St.
Lafayette, IN  47904

AZZ Galvanizing

(Wabash National, L.P.)
2631 Jim Neu Drive
Plymouth, IN 46563

Schedule E-1 - Page 1

(Wabash National, L.P.)
625 Mills Rd.
Joliet, IL  60433

(Wabash National, L.P.)
7825 S. Homestead Dr.
Hamilton, IN  46742

(Wabash National, L.P.)
2415 S. Walnut St.
Muncie, IN  47302

Leased Locations

Sam Jin General Supply, Inc.

(Wabash National Trailer Centers, Inc.)
3600 West Capitol Avenue
West Sacramento, CA 95691

BNR Enterprises

(Wabash National Trailer Centers, Inc.)
327 Dodds Ave.
Calhoun, GA 30103

Swift Transportation, Inc.

(Wabash National Trailer Centers, Inc.)
Gertz Road and Martin Luther King Blvd.
Portland, OR 97211

Luis Estrada

(Wabash National Trailer Centers, Inc.)
4675 North Interstate 35 East
Waxahachie, TX 75165

D&L Realty

(Wabash National Trailer Centers, Inc.)
400 Keystone Parkway
Dunmore, PA

Schedule E-1 - Page 1

David and Sharon McGraw d/b/a Classic Tire Wheel and Auto Sales LLC

(Wabash National Trailer Centers, Inc.)
2595 Hopkinsville Rd.
Cadiz, KY 42211

Benson International

(Transcraft Corporation)
489 International Drive
Cadiz, KY 42211

Tate & Lyle Ingredients Americas LLC

(Wabash National, L.P.)
65 acres of Wabash Vacant Land south of US 52 and located on part of the Northwest and (Northeast Quarters of Section 11, Township 22 North, Range 4 West of the Second Principal Meridian, Wea Township, Tippecanoe County, Indiana.

Bailment Locations

Jing Mei Management
Supply Chain Solutions

(Wabash National, L.P.)
4136 United Parkway
Schiller Park, IL  60176

Schedule E-1 - Page 1

Schedule E-2

Locations

(Wabash Wood Products, Inc.) 339 West Industrial Park Road Harrison, AR	(Wabash National, L.P.) 1450 Navco Lane 3459-3460 McCarty Lane Lafayette, IN

(Wabash National, L.P.) 3550 & 3600 East County Road 350 South & 3550 Concord Road Lafayette, IN	(Wabash National, L.P.) 3000 Main Street 3288 Kossuth Street 1000 Sagamore Parkway South 3422 McCarty Lane Lafayette, IN

(Transcraft Corporation) 489 International Drive Cadiz, KY 42211

Schedule E-2 - Page 1

Schedule E-3

Property Address
1.	(Wabash National Trailer Centers, Inc.) 125 Monahan Avenue Dunmore, PA
2.	(Wabash National Trailer Centers, Inc.) 1605 Ackerman Road San Antonio, TX
3.	(Wabash National Trailer Centers, Inc.) 10498 N. Vancouver Way Portland, OR
4.	(Wabash National Trailer Centers, Inc.) 298 Dutch Hollow Road Smithton, PA
5.	(Wabash National Trailer Centers, Inc.) 2830 South 51st Avenue Phoenix AZ
6.	(Wabash National Trailer Centers, Inc.) 17301 NW 2nd Avenue Miami, FL
7.	(Wabash National Trailer Centers, Inc.) 16025 Slover Avenue Fontana, CA
8.	(Wabash National Trailer Centers, Inc.) 4780 Vasquez Boulevard Denver, CO
9.	(Wabash National Trailer Centers, Inc.) 4132 Irving Boulevard Dallas, TX
10.	(Wabash National Trailer Centers, Inc.) 1525 Georgesville Road Columbus, OH
11.	(Wabash Wood Products, Inc.) 339 West Industrial Park Road Harrison, AR
12.	(Wabash National, L.P.) 3550 & 3600 East County Road 350 South & 3550 Concord Road Lafayette, IN
13.	(Wabash National, L.P.) 1450 Navco Lane 3459-3460 McCarty Lane Lafayette, IN
14.	(Wabash National, L.P.) 3000 Main Street 3288 Kossuth Street 1000 Sagamore Parkway South 3422 McCarty Lane Lafayette, IN

Schedule E-3 - Page 1

Schedule P-1

 Investments further described on Schedule 4.1(c) hereto

Schedule P-1 - Page 1

Schedule P-2

Outstanding Letters of Credit (105% cash collateralized with Bank of America, N.A.):

June 13, 2011

Beneficiary	Amount	Purpose
Pennyrile Rural Electric Cooperative	$28,000	Utility Bond for WNC Mfg Plant in Trigg County, KY
Travelers Casualty and Surety Company of America	$286,000	Motor Vehicle Dealer Bonds - Various Jurisdictions
Westchester Fire Insurance Company (ACE)	$1,062,047	Workers Compensation Collateral – Indiana
The Travelers Indemnity Company	$4,250,000	Workers Compensation Collateral - All Other States

Schedule P-2 - Page 1

Schedule R-1

See Eligible Real Property identified in Schedule E-3

Schedule R-1 - Page 1

Schedule 1.1: Definitions

As used in the Agreement, the following terms shall have the following definitions:

"Account" means an account (as that term is defined in the Code).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

"Acquired Indebtedness" means Indebtedness of a Person whose assets or Stock is acquired by a Borrower or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.

"Administrative Borrower" has the meaning specified therefor in Section 17.14 of the Agreement.

"Advances" has the meaning specified therefor in Section 2.1(a) of the Agreement.

"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

Schedule 1.1 - Page 1

"Agent" has the meaning specified therefor in the preamble to the Agreement.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1.

"Agent's Liens" means the Liens granted by any Loan Party to Agent under the Loan Documents.

"Agreed Alternate Currency" has the meaning specified therefor in Section 2.11(a).

"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

"Authorized Person" means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

"Bank Product" means any one or more of the following financial products or accommodations extended to any Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called "procurement cards" or "P-cards"), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

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"Bank Product Agreements" means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

"Bank Product Obligations" means, without duplication, (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries.

"Bank Product Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

"Bank Product Provider Letter Agreement" means a letter agreement in substantially the form attached hereto as Exhibit B-2 or otherwise in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

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"Bank Product Reserve Amount" means, as of any date of determination, the Dollar amount of reserves that Agent has established (at the request of the applicable Bank Product Provider based upon such Bank Product Provider's reasonable determination of their credit exposure to Borrowers and their Subsidiaries that are Loan Parties in respect of Bank Product Obligations, but in any event subject to any limitations agreed between the Bank Product Provider and the applicable Loan Party) in respect of Bank Products then provided or outstanding.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

"Base Rate Loan" means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

"Base Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the average daily Excess Availability for the most recently ended month (the "Monthly Average Excess Availability"); provided, however, that for the period from the Closing Date through the testing period ending September 30, 2011, the Base Rate Margin shall be at the margin in the row styled "Level II":

Level	Monthly Average Excess Availability	Base Rate Margin

I	If the Monthly Average Excess Availability is greater than $60,000,000	100 percentage points

II	If the Monthly Average Excess Availability is greater than $30,000,000 and less than or equal to $60,000,000	125 percentage points

III	If the Monthly Average Excess Availability is less than or equal to $30,000,000	150 percentage points

Schedule 1.1 - Page 4

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Monthly Average Excess Availability, which will be calculated as of the end of each fiscal month. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined monthly on the first day of the month; provided, however, that if Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, the Base Rate Margin shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information. In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrower to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a "Base Rate Period") than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrowers shall immediately deliver to Agent a correct Borrowing Base Certificate or other information for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"Board of Directors" means the board of directors (or comparable managers) of a Loan Party (as context indicates) or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.

"Borrowing" means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

"Borrowing Base" means, as of any date of determination, the result of:

(a)      the Current Asset Availability, plus

(b)      the Fixed Asset Availability, minus

(c)      the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

"Borrowing Base Excess Amount" has the meaning set forth in Section 2.4(e)(i).

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"Build to Order Inventory" means finished goods Inventory of a Borrower as to which a Borrower has issued an invoice for payment to the customer, but which, pursuant to such customers' instructions or such Borrower's normal business practices, has not yet been shipped to such customer and title to which has not yet passed to such customer.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed minus any software development costs to the extent deducted under the definition of EBITDA for such period; provided, however, that the defined term "Capital Expenditures" shall not include (a) costs incurred in connection with Permitted Acquisitions, and (b) reinvestment of Net Cash Proceeds from any voluntary or involuntary sale or disposition in assets that are useful in the business of the Loan Parties.

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof, which certificates of deposit, overnight bank deposits or bankers' acceptances are either (i) issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank, which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) are less than or equal to $250,000 in the aggregate and are issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

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"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

"CERCLIS" means the Comprehensive Environmental Response, Compensation Liability Information System List maintained by the U.S. Environmental Protection Agency.

"CFC" means a controlled foreign corporation (as that term is defined in Section 957(a) of the IRC) in which any Loan Party is a United States shareholder within the meaning of Section 951(c) of the IRC.

"Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Administrative Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Administrative Borrower fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party.

"Closing Date" means the date of the making of the initial Advance (or other extension of credit) under the Agreement.

"Code" means the Illinois Uniform Commercial Code, as in effect from time to time.

"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Borrower's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

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"Commitment" means, with respect to each Lender, its Revolver Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Administrative Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Administrative Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Controlled Account Agreement" has the meaning specified therefor in the Security Agreement.

"Current Asset Availability" means, as of any date of determination, the result of:

(a)	85% of the amount of Eligible Accounts,less the amount, if any, of the Dilution Reserve, plus

(b)	the lesser of

(i)         the sum of (A) 85% of the value of Eligible Inventory (other than Build to Order Inventory) consisting of finished goods (including without limitation new and used trailers, FRAC tanks and portable storage containers), (B) 70% of the value of Eligible Inventory consisting of raw materials, and (C) 50% of the value of Eligible Inventory consisting of work in process; provided that for the purposes of subclauses (A), (B), and (C) of the this clause (i), (x) value shall be calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices and, (y) Inventory consisting of Build to Order Inventory shall not be included in any of such subclauses, and

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(ii)          85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Borrowers' Eligible Inventory (other than Build to Order Inventory), plus

(c)	the lesser of

(i)          90% of the value (calculated at costs on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory consisting of Build to Order Inventory, and

(ii)         90% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Borrowers' Eligible Inventory consisting of Build to Order Inventory.

"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would (unless cured or waived in accordance with the express terms of the Agreement) be an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

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"Deposit Account" means any deposit account (as that term is defined in the Code).

"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1.

"Designated Account Bank" has the meaning specified therefor in Schedule D-1.

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately preceding 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

"Dollar Equivalent" means the amount of Dollars as of any date of determination into which any Agreed Alternate Currency can be converted or determined in accordance with Section 2.14 of the Agreement.

"Dollars" or "$" means United States dollars.

"Dominion Period" means the period of time commencing on a Triggering Event and ending upon the delivery of a Rescission Notice.

"EBITDA" means, with respect to any fiscal period, Borrowers' consolidated net earnings (or loss), minus extraordinary gains, interest income, and any software development costs to the extent capitalized during such period, plus non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization for such period, expenses related to stock options, restricted stock grants and stock derivatives issued to employees and directors of the Loan Parties during such period, and out-of-pocket expenses incurred in connection with the transactions occurring on the Closing Date, but not in excess of $500,000 in the aggregate, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), if at any time during such Reference Period (and after the Closing Date), Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

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"Eligible Accounts" means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a)       Accounts that the Account Debtor has failed to pay by the earlier of (i) the 105th day after the original invoice date thereof or (ii) the 60th day after the due date thereof,

(b)      Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)       Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(d)      Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)       Accounts that are not payable in Dollars,

(f)       Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)       Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)       Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

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(i)           Accounts with respect to which (i) the Account Debtor is Federal Express Corporation or one of its Affiliates (collectively, "Federal Express"), and total obligations owing to Borrowers by Federal Express exceed 30% (such percentage, as applied to Federal Express, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Federal Express deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage or (ii) an Account Debtor's (other than Federal Express) total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon such concentration limit,

(j)        Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)       Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

(l)        Accounts that are not subject to a valid and perfected first priority Agent's Lien,

(m)      Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)       Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o)       Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services.

"Eligible Equipment" means Equipment of any Borrower that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents and meets all of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date:

(a)       such Equipment is included in the Equipment appraisal delivered to Agent prior to the Closing Date and each subsequent Equipment appraisal delivered to Agent,

(b)       such Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and not damaged or defective, and used in the operation of Borrowers' business or in storage and available for use in the operation of Borrowers' business,

(c)       Borrower has good, valid, and marketable title to such Equipment on the Closing Date and such Equipment is not leased to a third party,

Schedule 1.1 - Page 12

(d)       it does not constitute fixtures unless (i) such fixtures are located on Real Property Collateral that is subject to a Mortgage or (ii) it is subject to a Collateral Access Agreement executed by the lessor, pursuant to which the lessor agrees that the Collateral shall be deemed to be personal property, and not fixtures, regardless of the manner or mode of the attachment of any item of Collateral to the applicable leased premises,

(e)       a Borrower has actual and exclusive possession of such Equipment,

(f)        it is located at one of the locations in the continental United States set forth on Schedule E-2 (or is in transit from one such location to another such location),

(g)       it is located on Real Property owned by a Borrower or leased by a Borrower and at which Agent has received a Collateral Access Agreement from the owner and lessor of such Real Property location,

(h)       such Equipment is subject to the first priority, valid and perfected Lien of Agent and is subject to no other Lien in favor of any other Person, except as permitted in this Agreement and which is subject to an intercreditor agreement with Agent, in form and substance satisfactory to Agent,

(i)        such Equipment is not worn out or obsolete, and

(j)        it is not otherwise deemed unacceptable by Agent in Agent's reasonable judgment.

"Eligible Inventory" means Inventory consisting of first quality finished goods, raw materials or work-in-process held for sale in the ordinary course of Borrowers' business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)       a Borrower does not have good, valid, and marketable title thereto,

(b)       a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers),

(c)       it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

(d)       it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1),

Schedule 1.1 - Page 13

(e)       it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f)        it is the subject of a bill of lading or other document of title,

(g)       it is not subject to a valid and perfected first priority Agent's Lien,

(h)       it consists of goods returned or rejected by a Borrower's customer,

(i)        it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, bill and hold inventory, defective goods, "seconds," or Inventory acquired on consignment,

(j)        it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k)       it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

"Eligible Real Property" means the Real Property owned by Borrowers that is subject to a Mortgage and is listed on Schedule E-3 and for which the conditions set forth in Section 5.19 of the Agreement have been satisfied.

"Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication to a Loan Party or any of its Subsidiaries from any Governmental Authority, or any third party, alleging violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

Schedule 1.1 - Page 14

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(o).

"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.

"Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of 60 days of their respective due dates and all book overdrafts of Borrowers and their Subsidiaries in excess of 60 days past due, in each case as determined by Agent in its Permitted Discretion.

Schedule 1.1 - Page 15

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Existing Credit Facility" means that certain Third Amended and Restated Loan and Security Agreement dated as of July 17, 2009 by and among Borrowers, Bank of America, N.A., as agent, and the other lenders party thereto, together with all other instruments, documents and agreements relating thereto, in each case, as amended, supplemented or otherwise modified.

"Extraordinary Receipts" means any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of such Borrower or any of its Subsidiaries, or (ii) received by such Borrower or any of its Subsidiaries as reimbursement for any payment previously made to such Person), (c) during a Dominion Period, any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement, or at any other time, any purchase price adjustment (other than a working capital adjustment) in excess of $1,000,000 in connection with any purchase agreement, (d) tax refunds, and (e) pension plan reversions.

"FATCA" means Sections 1471 through 1474 of the IRC and any regulations or official interpretations thereof.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"Financial Covenant Trigger Event" means that Excess Availability on any date is less than 12.5% of the Maximum Revolver Amount.

"Fixed Asset Availability" means the lesser of:

(a)       $40,000,000 and

Schedule 1.1 - Page 16

(b)       the sum of:

(i)         65% times the fair market value of Eligible Real Property as set forth in the most recent appraisal received by and acceptable to Agent pursuant to methodology acceptable to Agent in accordance with the Loan Documents (the "Advanced Amount"); plus

(ii)         85% times the Net Orderly Liquidation Value of Eligible Equipment.

The Fixed Asset Availability will be reduced (i) (x) on the first day of each month commencing with the first month after the date upon which Borrowers have satisfied the conditions set forth in Section 5.19, by an amount equal to the initial Fixed Asset Availability predicated on Eligible Real Property divided by 120 and (y) on the first day of each month commencing with the first month after the date hereof, by an amount equal to the initial Fixed Asset Availability predicated on Eligible Equipment divided by 84, and (ii) from time to time in connection with each prepayment under Section 2.4(d) or (e) that by its terms is applied as a reduction to the Fixed Asset Availability. The Fixed Asset Availability may be adjusted (1) upon compliance by Borrowers with the provisions of Section 5.19, to include all applicable Eligible Real Property and (2) one additional time after the Closing Date at the request of Borrowers and subject to Agent's receipt of updated appraisal of the Eligible Real Property and Eligible Equipment; provided that, at the time of such request no Default or Event of Default exists and the Fixed Charge Coverage Ratio is greater than 1.1 to 1.0 for the most recently ended twelve month period for which financial statements required to be delivered pursuant to Section 5.1 have been delivered.

"Fixed Charges" means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all scheduled reductions in Fixed Asset Availability during such period, and (d) all federal, state, and local income taxes paid in cash during such period.

"Fixed Charge Coverage Ratio" means, with respect to Borrowers and their Subsidiaries for any period, the ratio of (i) EBITDA for such period minus unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

"Foreign Subsidiary" means (i) a Subsidiary or Joint Venture that is a CFC; (ii) a Subsidiary or Joint Venture substantially all of whose assets consist of the equity in a Subsidiary or Joint Venture described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a Subsidiary or Joint Venture described in clauses (i) or (ii) of this definition.

Schedule 1.1 - Page 17

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Guarantors" means (a) each Subsidiary of a Borrower (other than (i) the Wind Down Subsidiaries, (ii) WNC Receivables Management Corp., WNC Receivables, LLC and Wabash Financing, LLC, and (iii) any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11) and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and "Guarantor" means any one of them.

"Guaranty" means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

Schedule 1.1 - Page 18

"Hedge Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

"Holdout Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.

"Inactive Subsidiaries" means WNC Receivables Management Corp., WNC Receivables, LLC, Wabash Financing LLC, FTSI Distribution Company, LP, National Trailer Funding, LLC, Wabash National Manufacturing, LP, Wabash National Services, LP, Cloud Oak Flooring Company, Inc., and Continental Transit Corporation.

"Indebtedness" as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any obligations of such Person in respect of Prohibited Preferred Stock, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.

Schedule 1.1 - Page 19

"Insolvency Laws of Canada" means each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors' Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar laws of any Canadian jurisdiction including, without limitation, any law of any Canadian jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of (a) the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief or (b) the Insolvency Laws of Canada.

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrowers, each of their Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

"Interest Expense" means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

"Inventory" means inventory (as that term is defined in the Code).

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

Schedule 1.1 - Page 20

"Issuing Lender" means WFCF or any other Lender that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.

"Joint Venture" means a Person in which any Borrower or any of its Subsidiaries owns Stock, but which is not a Subsidiary of a Loan Party.

"Judgment Conversion Date" has the meaning specified therefor in Section 2.16 of the Agreement.

"Judgment Currency" has the meaning specified therefor in Section 2.16 of the Agreement.

"Lender" has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.

"Lender Group" means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

"Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent or the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable and documented out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Loan Party or any of its Subsidiaries, (h) Agent's reasonable and documented costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable and documented costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

Schedule 1.1 - Page 21

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Letter of Credit" means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

"Letter of Credit Disbursement" means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

"LIBOR Notice" means a written notice in the form of Exhibit L-1.

"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.

Schedule 1.1 - Page 22

"LIBOR Rate" means the rate per annum rate appearing on Bloomberg L.P.'s (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest or demonstrable error.

"LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

"LIBOR Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Monthly Average Excess Availability; provided, however, that for the period from the Closing Date through the testing period ending September 30, 2011, the LIBOR Rate Margin shall be at the margin in the row styled "Level II":

Level	Monthly Average Excess Availability	LIBOR Rate Margin

I	If the Monthly Average Excess Availability is greater than $60,000,000	200 percentage points

II	If the Monthly Average Excess Availability is greater than $30,000,000 and less than or equal to $60,000,000	225 percentage points

III	If the Monthly Average Excess Availability is less than or equal to $30,000,000	250 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Monthly Average Excess Availability, which will be calculated as of the end of each fiscal month. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined monthly on the first day of the month; provided, however, that if Borrowers fails to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, the LIBOR Rate Margin shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information. In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrowers to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a "LIBOR Rate Period") than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrowers shall immediately deliver to Agent a correct Borrowing Base Certificate or other information for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

Schedule 1.1 - Page 23

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.

"Loan Documents" means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

"Loan Party" means any Borrower or any Guarantor.

"Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties' and their Subsidiaries ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of the Loan Parties or their Subsidiaries.

Schedule 1.1 - Page 24

"Material Contract" means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase agreements and purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

"Maturity Date" has the meaning specified therefor in Section 3.3 of the Agreement.

"Maximum Revolver Amount" means $150,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement, and increased by the amount of any Revolver Increases made in accordance with Section 2.2 of the Agreement.

"Monthly Average Excess Availability" has the meaning specified therefor in the definition of Base Rate Margin.

"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

"Mortgage Policy" has the meaning specified therefor in Schedule 3.1(v).

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

"National Priorities List" means the National Priorities List maintained by the U.S. Environmental Protection Agency.

"Net Cash Proceeds" means:

 (a)      with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and

Schedule 1.1 - Page 25

(b)       with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and

(c)       with respect to Extraordinary Receipts, the aggregate amount of such Extraordinary Receipts after deducting therefrom (i) reasonable fees, commissions, and expenses related thereto and required to be paid by any Loan or any of its Subsidiaries in connection with such Extraordinary Receipts, (ii) taxes paid or payable to any taxing authorities by an Loan Party or any of its Subsidiaries in connection with such Extraordinary Receipts, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such case, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such Extraordinary Receipts.

"Net Liquidation Percentage" means the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by, with respect to finished goods Inventory consisting of new and used trailers, FRAC tanks and portable storage containers, Taylor & Martin or such other appraisal company with expertise in the industry in which Borrowers operate their businesses as selected by Agent in its Permitted Discretion in consultation with Administrative Borrower, and with respect to all other Inventory, an appraisal company with expertise in the industry in which Borrowers operate their businesses as selected by Agent in its Permitted Discretion in consultation with Administrative Borrower.

"Net Orderly Liquidation Value" means, at any time, the net orderly liquidation value of Eligible Equipment as set forth in the most recent appraisal of Borrowers' Equipment received by and acceptable to Agent in its Permitted Discretion pursuant to methodology acceptable to Agent in accordance with the Loan Documents in its Permitted Discretion.

"Obligation Currency" has the meaning specified therefor in Section 2.16 of the Agreement.

Schedule 1.1 - Page 26

"Obligations" means, without duplication, (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.

"Overadvance" has the meaning specified therefor in Section 2.5 of the Agreement.

"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.

"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.

"Patent Security Agreement" has the meaning specified therefor in the Security Agreement.

"Patriot Act" has the meaning specified therefor in Section 4.18 of the Agreement.

"Payoff Date" means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

"Permitted Acquisition" means any Acquisition so long as:

(a)       no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

Schedule 1.1 - Page 27

(b)       no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c)       Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrowers and their Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition (including, without limitation, Borrowers and their Subsidiaries would have a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 for such period), and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition (including, without limitation, Borrowers and their Subsidiaries would have a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 for such period),

(d)       Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e)       Borrowers shall have Excess Availability in an amount equal to or greater than $40,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f)        the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g)       Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 4 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

Schedule 1.1 - Page 28

(h)       the assets being acquired (other than a de minimis amount of assets in relation to Borrowers' and their Subsidiaries' total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto,

(i)        the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, and

(j)        the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement.

The parties hereto agree that any Accounts and Inventory acquired in connection with any Permitted Acquisition may be included in the Borrowing Base to the extent that (A) such Accounts and Inventory, as the case may be, satisfy the criteria of Eligible Accounts and Eligible Inventory, as applicable, as set forth in the definitions of such terms in this Schedule 1.1, (B) Agent receives an appraisal of such assets by a valuation firm selected by Borrowers and acceptable to Agent and that is in form and substance satisfactory to Agent, and (C) Agent receives a field examination in connection with such assets that is in form and substance satisfactory to Agent.

"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

"Permitted Dispositions" means:

 (a)      sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b)       sales of Inventory to buyers in the ordinary course of business,

(c)       the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)       the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)       the granting of Permitted Liens,

(f)        the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

Schedule 1.1 - Page 29

(g)       any involuntary loss, damage or destruction of property,

(h)       any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)        the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business,

(j)        the sale or issuance of Stock (other than Prohibited Preferred Stock) of Administrative Borrower (so long as a Change of Control does not occur as a result thereof),

(k)       the lapse of registered patents, trademarks and other intellectual property of any Borrower and its Subsidiaries, the lapse of which could not reasonably be expected to result in a Material Adverse Change and so long as such lapse is not materially adverse to the interests of the Lenders,

(l)        the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(m)      the making of a Permitted Investment, and

(n)       dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the "Subject Permitted Acquisition") so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) not less than 75% of the consideration for such disposition is in the form of cash received by a Loan Party, (iii) the assets to be so disposed are not necessary in connection with the business of Borrowers and their Subsidiaries, and (iv) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and

(o)       sales, leases and other dispositions of assets on a arm's length basis with a fair market value of up to $20,000,000 in the aggregate in any one calendar year, in each case so long as (i) no Default or Event of Default is in existence or would result therefrom, (ii) the consideration received in respect thereof is all cash, (iii) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, and (iv) in the case of individual assets with a book value in excess of $500,000, the consideration received in respect thereof is at least equal to the portion of the Advances predicated on the value of such assets.

"Permitted Indebtedness" means

(a)       Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)       Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c)       Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

Schedule 1.1 - Page 30

(d)           endorsement of instruments or other payment items for deposit,

(e)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of a Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)           unsecured Indebtedness of any Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,

(g)           Acquired Indebtedness in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time,

(h)           Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)            the incurrence by any Borrower or any of its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Borrower's and its Subsidiaries' operations and not for speculative purposes,

(k)           Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards"), or Cash Management Services, in each case, incurred in the ordinary course of business,

(l)            unsecured Indebtedness of Administrative Borrower owing to former employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Administrative Borrower of the Stock of Administrative Borrower that has been issued to such Person, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness incurred and outstanding plus the amount of redemptions made by Borrowers in accordance with Section 6.9(b), does not exceed $1,000,000 in the aggregate in any fiscal year or $2,500,000 in the aggregate during the term of the Agreement, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

Schedule 1.1 - Page 31

(m)          unsecured Indebtedness (including any earnouts) owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as such Indebtedness (i) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (ii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(n)           contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of Borrowers or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o)           Indebtedness composing Permitted Investments, and

(p)           Indebtedness not otherwise permitted pursuant to clauses (a) through (o) above that is incurred by the Loan Parties in an aggregate principal amount not to exceed $20,000,000 at any one time.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party that is not an Inactive Subsidiary or a Wind Down Subsidiary, (b) a non-Loan Party to another non-Loan Party, and (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement.

"Permitted Investments" means:

 (a)          Investments in cash and Cash Equivalents,

(b)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)           advances made in connection with purchases of goods or services in the ordinary course of business,

(d)           Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to any Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Borrower or any of its Subsidiaries,

(e)           Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)           guarantees permitted under the definition of Permitted Indebtedness and guaranties by a Loan Party of obligations of any other Loan Party that do not constitute Indebtedness,

Schedule 1.1 - Page 32

(g)           Permitted Intercompany Advances,

(h)           Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)            deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)            non-cash loans to employees, officers, and directors of any Loan Party or any of its Subsidiaries for the purpose of purchasing Stock in Administrative Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in Administrative Borrower,

(k)           Permitted Acquisitions and any customary cash earnest money deposits made in connection with a proposed Permitted Acquisition,

(l)            Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of Administrative Borrower),

(m)          Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n)           Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(o)           so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (including without limitation Investments in Joint Ventures) in an aggregate amount not to exceed $15,000,000 during the term of the Agreement,

(p)           obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in the Agreement,

(q)           to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a Permitted Disposition or a Permitted Acquisition,

(r)            Investments constituting non-cash consideration received in connection with any Permitted Disposition, and

(s)           Investments resulting from the redemption, purchase or other acquisition of Stock permitted under Section 6.9(b).

Schedule 1.1 - Page 33

"Permitted Liens" means:

(a)           Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)           Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)           judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)           Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)           the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)           purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)           Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)           Liens on amounts deposited to secure a Borrower's and its Subsidiaries' obligations in connection with worker's compensation, unemployment insurance or other types of social security,

(i)            Liens on amounts deposited to secure a Borrower's and its Subsidiaries' obligations in connection with the making or entering into of bids, tenders, statutory obligations, licenses, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)            Liens on amounts deposited to secure a Borrower's and its Subsidiaries' reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,

(k)           with respect to any Real Property, easements, rights of way, covenants, conditions and zoning restrictions and minor defects in title that do not materially interfere with or impair the use or operation thereof,

(l)            non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

Schedule 1.1 - Page 34

(m)          Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)           rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)           Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)            Liens assumed by a Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness, and

(s)           other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000; provided, that in the event that the Issuing Lender elects not to cause to be issued a Letter of Credit that is requested in accordance with the provisions of the Loan Documents, Liens on cash or Cash Equivalents of Administrative Borrower or one of its Subsidiaries securing letters of credit may be granted by Administrative Borrower or one of its Subsidiaries pursuant to this clause (s) so long as, at the time of such incurrence, no Default or Event of Default shall have occurred and be continuing.

"Permitted Preferred Stock" means and refers to any Preferred Stock issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien, unless otherwise approved by Agent in its sole discretion), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

Schedule 1.1 - Page 35

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Preferred Stock" means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

"Prohibited Preferred Stock" means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock and Restricted Junior Payments permitted by Section 6.9) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock and Restricted Junior Payments permitted by Section 6.9).

"Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Pro Rata Share" means, as of any date of determination:

(a)           with respect to a Lender's obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances by (z) the outstanding principal amount of all Advances,

(b)           with respect to a Lender's obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and

Schedule 1.1 - Page 36

(c)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

"Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrowers or their Subsidiaries and the improvements thereto.

"Real Property Collateral" means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrowers or their Subsidiaries.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)           such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

Schedule 1.1 - Page 37

(c)           if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)           the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Register" has the meaning set forth in Section 13.1(h) of the Agreement.

"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.

"Reimbursement Undertaking" has the meaning specified therefor in Section 2.11(a) of the Agreement.

"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address releases or threatened releases of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment in response to a release or threatened release of Hazardous Materials, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities related to any release or threatened release of Hazardous Materials, or (e) conduct any other actions with respect to a release or threatened release of Hazardous Materials required by Environmental Laws.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Report" has the meaning specified therefor in Section 15.16 of the Agreement.

"Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $50,000,000.

"Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders.

Schedule 1.1 - Page 38

"Rescission Notice" has the meaning set forth in the Security Agreement.

"Restricted Junior Payment" means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) or to the direct or indirect holders of Stock issued by a Borrower in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Administrative Borrower, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Administrative Borrower) any Stock issued by Administrative Borrower.

"Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

"Revolver Increase" has the meaning specified therefor in Section 2.2 of the Agreement.

"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Security Agreement" means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.

Schedule 1.1 - Page 39

"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

"Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

"Stock" means all shares, limited liability company or partnership interests (whether general or limited), options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity; provided, that solely for the purposes of Article 4 of the Agreement, any reference to the Subsidiaries shall not include the Wind Down Subsidiaries.

"Subsidiary Guarantor" means each Subsidiary of Administrative Borrower which is, or becomes, a Guarantor.

"Swing Lender" means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.

"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits (or franchise taxes in lieu thereof) or capital (limited, solely in the case of Taxes on capital, to Taxes imposed as of the Closing Date) of any Lender, Agent or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender, Agent or such Participant is or was organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's, such Agent's or such Participant's applicable lending office is or was located in each case as a result of a present or former connection between such Lender, such Agent or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender, such Agent or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender's, Agent's or a Participant's failure to comply with the requirements of Section 16(c) or (d) of the Agreement, (iii) any U.S. Federal withholding Taxes imposed by FATCA, (iv) backup withholding taxes imposed under Section 3406 of the IRC, and (v) any United States federal withholding taxes that would be imposed on amounts payable to a Lender, Agent or Participant based upon the applicable withholding rate in effect at the time such Lender, Agent or Participant becomes a party to the Agreement (or a Lender designates a new lending office), except that Taxes shall include (A) any amount that such Lender, Agent or Participant (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Lender, Agent or Participant becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Lender, Agent or Participation becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

Schedule 1.1 - Page 40

"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.

"Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

"Trademark Security Agreement" has the meaning specified therefor in the Security Agreement.

"Triggering Event" has the meaning set forth in the Security Agreement.

"Underlying Issuer" means Wells Fargo or one of its Affiliates.

"Underlying Letter of Credit" means a Letter of Credit that has been issued by an Underlying Issuer.

"United States" means the United States of America.

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.

"Wabash" has the meaning specified therefor in the preamble of the Agreement.

"Wabash Canada" means FTSI Canada, Ltd., a corporation organized under the Province of New Brunswick.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

Schedule 1.1 - Page 41

"WFCF" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

"Wind Down Subsidiaries" means collectively, Wabash National, GmbH and Wabash Canada.

Schedule 1.1 - Page 42

Schedule 3.1:  Conditions Precedent

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)          the Closing Date shall occur on or before June 30, 2011;

(b)          Agent shall have received a letter duly executed by each Borrower and each Guarantor authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)          Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d)          Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)           the Bank Products Agreements,

(ii)          the Controlled Account Agreements,

(iii)         the Control Agreements,

(iv)         the Security Agreement,

(v)          a disbursement letter executed and delivered by each Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,

(vi)         the Fee Letter,

(vii)        the Guaranty,

(viii)       the Intercompany Subordination Agreement,

(ix)         the Mortgages, and

(x)          a letter, in form and substance satisfactory to Agent, from Bank of America, N.A. ("Existing Lender") to Agent respecting the amount necessary to repay in full all of the obligations of each Borrower and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of such Borrower and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of such Borrower and its Subsidiaries;

Schedule 3.1 - Page 1

(e)           Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, and authorizing specific officers of such Borrower to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers of such Borrower;

(f)            Agent shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(g)           Agent shall have received a certificate of status with respect to each Borrower, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(h)           Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(i)            Agent shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, and authorizing specific officers of such Guarantor to execute the same and (ii) attesting to the incumbency and signatures of such specific officers of Guarantor;

(j)            Agent shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

(k)           Agent shall have received a certificate of status with respect to each Guarantor, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(l)            Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

Schedule 3.1 - Page 2

(m)          Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent;

(n)           Agent shall have received one or more opinions of Borrowers' counsel under the laws of the States of Delaware and Arkansas, respectively, in form and substance satisfactory to Agent;

(o)           Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(p)           Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of each Borrower's and its Subsidiaries' books and records and verification of such Borrower's representations and warranties to Lender Group, the results of which shall be satisfactory to Agent, and (ii) an inspection of each of the locations where each Borrower's and its Subsidiaries' Inventory is located, the results of which shall be satisfactory to Agent;

(q)           Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Borrower, and (ii) OFAC/PEP searches and customary individual background searches for each Borrower's senior management and key principals, and each Guarantor, in each case, the results of which shall be satisfactory to Agent;

(r)            Agent shall have received an appraisal of Borrower's and its Subsidiaries' Inventory consisting of finished goods performed by Taylor & Martin (or another appraiser selected by Borrowers and accepted to Agent) and an appraisal of each Borrower's and its Subsidiaries' Inventory consisting of raw materials and Equipment performed by valuation firms selected by Borrower and acceptable to Agent, in each case, the results of which shall be satisfactory to Agent;

(s)           Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(t)            Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(u)           Agent shall have received appraisals of the Real Property Collateral satisfactory to Agent;

(v)           Agent shall have received a phase-I environmental report and a real estate survey with respect to each parcel composing the Real Property Collateral; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Agent;

Schedule 3.1 - Page 3

(w)          Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(x)           Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as of the date set forth therein, which shall be completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by an Authorized Person of Administrative Borrower;

(y)           Agent shall have received originals of the stock certificates representing all of the issued and outstanding shares of the capital Stock of each Borrower and Guarantor (other than Administrative Borrower and subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries) to the extent certificated and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto; and

(z)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1 - Page 4

Schedule 4.1(b):  Capitalization of Borrowers

The following table sets forth the authorized capital Stock of each Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the Closing Date.

Name	Class of Securities	Number of Securities Issued and Outstanding	Number of Securities Authorized
Wabash National Corporation	Common Stock	68,521,401	200,000,000
	Preferred Stock	-	25,000,000
Wabash National, L.P.	N/A	N/A	N/A
Wabash Wood Products, Inc.	Common Stock	100	100
Transcraft Corporation	Common Stock	915	3,000
	Preferred Stock	-	17,000
Wabash National Trailer Centers, Inc.	Common Stock	100	400
	Preferred Stock	-	100

Wabash National Corporation also had 1,988,829 stock options outstanding as of May 31, 2011.

Schedule 4.1(b) - Page 1

Schedule 4.1(c):  Capitalization of Borrowers’ Subsidiaries

Name	Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized
Wabash National, L.P.	N/A	N/A	Wabash National Corporation** and Wabash National Trailer Centers, Inc.*	N/A
Wabash Wood Products, Inc.	Common Stock	100	Wabash National Corporation	100
Transcraft Corporation	Common Stock	915	Wabash National	3,000
	Preferred Stock	-	Corporation	17,000
Wabash National Trailer Centers, Inc.	Common Stock	100	Wabash National	400
	Preferred Stock	-	Corporation	100
WNC Receivables Management Corp.	Common Stock	100	Wabash National Corporation	100
WNC Receivables, LLC	N/A	N/A	Wabash National Trailer Centers, Inc. and Wabash National, L.P.	N/A
Wabash Financing LLC	N/A	N/A	Wabash National Corporation	N/A
Cloud Oak Flooring Company, Inc.	Common Stock	890	Wabash National Corporation	1,000
Wabash National Manufacturing, L.P.	N/A	N/A	Wabash National Corporation* and Wabash National Trailer Centers, Inc.**	N/A
Wabash National Services, L.P.	N/A	N/A	Wabash National Trailer Centers, Inc.* and Wabash National , L.P.**	N/A
FTSI Distribution Company, L.P.	N/A	N/A	Wabash National Corporation** and Wabash National Trailer Centers, Inc.*	N/A
National Trailer Funding, L.L.C.	N/A	N/A	Wabash National Trailer Centers, Inc.	N/A
Continental Transit Corporation	Common Stock	100	Wabash National Corporation	100

*     Indicates a general partner
**   Indicates a limited partner

Schedule 4.1(c) - Page 1

Schedule 4.1(d):  Subscriptions, Options, Warrants, or Calls relating to any shares of
Borrowers’ Subsidiaries

There are no subscriptions, options, warrants, or calls relating to any shares of Borrowers’ Subsidiaries’ capital Stock.

Schedule 4.1(d) - Page 1

Schedule 4.6(a):  States of Organization

Name	Jurisdiction of Organization
Wabash National Corporation	DE
Wabash National, L.P.	DE
Wabash Wood Products, Inc.	AR
Transcraft Corporation	DE
Wabash National Trailer Centers, Inc.	DE
WNC Receivables Management Corp.	DE
WNC Receivables, LLC	DE
Wabash Financing LLC	DE
Cloud Oak Flooring Company, Inc.	AR
Wabash National Manufacturing, L.P.	DE
Wabash National Services, L.P.	DE
FTSI Distribution Company, L.P.	DE
National Trailer Funding, L.L.C.	DE
Continental Transit Corporation	IN

Schedule 4.6(a) - Page 1

Schedule 4.6(b):  Chief Executive Offices

Entity	Address of Chief Executive Office
Wabash National Corporation
Wabash National Trailer Centers, Inc.
WNC Receivables, LLC
WNC Receivables Management Corp.
Wabash National, L.P.
Wabash National Services, L.P.
Continental Transit Corporation
Wabash Financing LLC
FTSI Distribution Company, L.P.
Wabash National Manufacturing, L.P.
National Trailer Funding, L.L.C.
P.O. Box 6129 Lafayette, Indiana 47903 1000 Sagamore Parkway South Lafayette, Indiana 47905
Wabash Wood Products, Inc.	P.O. Box 597, 339 Industrial Park Rd. Harrison, Arkansas 72601
Transcraft Corporation	489 International Drive Cadiz, Kentucky 42211
Cloud Oak Flooring Company, Inc.	P.O. Box 540, 606 East Center Street Sheridan, Arkansas 72150

Schedule 4.6(b) - Page 1

Schedule 4.6(c):  Organizational Identification Numbers

Entity	Organizational I.D. Number	Tax I.D. Number
Wabash National Corporation	2273455	52-1375208
Wabash National, L.P.	3067889	35-2080779
Wabash Wood Products, Inc.	AR100160973	71-0812121
Transcraft Corporation	3014313	13-4067585
Wabash National Trailer Centers, Inc.	2735206	35-2012484
WNC Receivables Management Corp.	350223	47-0858177
WNC Receivables, LLC	3508224	47-0858184
Wabash Financing LLC	3436042	35-2150809
Cloud Oak Flooring Company, Inc.	AR100108157	71-0747690
Wabash National Manufacturing, L.P.	3277493	43-1900264
Wabash National Services, L.P.	3066179	35-2080781
FTSI Distribution Company, L.P.	3132296	35-2091340
National Trailer Funding, L.L.C.	3107585	36-4324443
Continental Transit Corporation	198508-844	35-1652755

Schedule 4.6(c) - Page 1

Schedule 4.6(d):  Commercial Tort Claims

NONE

Schedule 4.6(d) - Page 1

Schedule 4.7(b):  Litigation

Bernard Krone Industria v. Wabash National Corporation, Case No. 459 2001 (4th Civil Law Court of Curitiba, State of Parana, Brazil).  The trial in this breach of contract case was completed in 2010, and it is not known when the bench decision will be handed down.  Insurance does not cover any liability in this case.

Schedule 4.7(b) - Page 1

Schedule 4.11:  Benefit Plans

NONE

Schedule 4.11 - Page 1

Schedule 4.12:  Environmental Matters

NONE

Schedule 4.12 - Page 1

Schedule 4.13:  Intellectual Property

Below is a listing of all material trademarks, trade names, copyrights, patents, and licenses as to which any Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

Trademark	App. No.	Reg. No.	Status	Country	Owner
524	77/548148	3594651	Registered	United States of America	Transcraft Corporation
724	77/548149	3594652	Registered	United States of America	Transcraft Corporation
BENSON	1427425	786550	Registered	Canada	Transcraft Corporation
BENSON	989193	1113433	Registered	Mexico	Transcraft Corporation
BENSON	77/547110	3638140	Registered	United States of America	Transcraft Corporation
DESIGN	1427426	772825	Registered	Canada	Transcraft Corporation
DESIGN	989191	1136500	Registered	Mexico	Transcraft Corporation
DESIGN	74/652884	2022972	Registered	United States of America	Transcraft Corporation
DESIGN	77/547031	3716481	Registered	United States of America	Transcraft Corporation
IRONMAN	76/693170		Filed	United States of America	Transcraft Corporation
IRONMAN II	76/693172		Filed	United States of America	Transcraft Corporation
IWT	77/548145	3594650	Registered	United States of America	Transcraft Corporation
MoAT	77/548157	3594654	Registered	United States of America	Transcraft Corporation
SUPER-BEAM		440538	Registered	Canada	Transcraft Corporation
SUPER-BEAM	179272	448174	Registered	Mexico	Transcraft Corporation
SUPER-BEAM	74/381525	1812055	Registered	United States of America	Transcraft Corporation
TRANSCRAFT	699152	411881	Registered	Canada	Transcraft Corporation
TRANSCRAFT	179271	464131	Registered	Mexico	Transcraft Corporation
TRANSCRAFT	76/386313	2677629	Registered	United States of America	Transcraft Corporation
TRANSCRAFT	75/623607	2319011	Registered	United States of America	Transcraft Corporation
TRANSCRAFT D-EAGLE	76/341486	2651789	Registered	United States of America	Transcraft Corporation
TRANSCRAFT EAGLE		418885	Registered	Canada	Transcraft Corporation
TRANSCRAFT EAGLE	180739	449105	Registered	Mexico	Transcraft Corporation
TRANSCRAFT EAGLE	74/133824	1692844	Registered	United States of America	Transcraft Corporation
TRANSCRAFT EAGLE II	76/341481	2639285	Registered	United States of America	Transcraft Corporation
ARCTIC LITE	76/408325	2744682	Registered	United States of America	Wabash National L.P.
ArcticGreen	1502438		Filed	Canada	Wabash National L.P.
COUPLERMATE	73/769697	1547270	Registered	United States of America	Wabash National L.P.
DURAPLATE	1213297	677550	Registered	Canada	Wabash National L.P.
DURAPLATE	651702	839457	Registered	Mexico	Wabash National L.P.
DURAPLATE	651703	9105358	Registered	Mexico	Wabash National L.P.
DURAPLATE	76/577873	3010104	Registered	United States of America	Wabash National L.P.
DURAPLATE	75/113440	2177280	Registered	United States of America	Wabash National L.P.
DURAPLATE	76/017487	2553821	Registered	United States of America	Wabash National L.P.
DURAPLATE AEROSKIRT	1447133	794030	Registered	Canada	Wabash National L.P.
DURAPLATE AEROSKIRT	1024934	1171480	Registered	Mexico	Wabash National L.P.
DURAPLATE AEROSKIRT	77/685287	3785939	Registered	United States of America	Wabash National L.P.
DURAPLATE HD	1278835	695747	Registered	Canada	Wabash National L.P.
DURAPLATE HD	749392	920312	Registered	Mexico	Wabash National L.P.
DURAPLATE HD	78/704457	3141656	Registered	United States of America	Wabash National L.P.
EZ SERIES	937393	1133164	Registered	Mexico	Wabash National L.P.
EZ-7	76/264095	2792086	Registered	United States of America	Wabash National L.P.

Schedule 4.13 - Page 1

FREIGHTPRO	77/185855	3372448	Registered	United States of America	Wabash National L.P.
OUR INNOVATION MOVES THE WORLD	77/223601	3372759	Registered	United States of America	Wabash National L.P.
ROADRAILER	597349	353129	Registered	Canada	Wabash National L.P.
ROADRAILER	88/1304	332247	Registered	China (People’s Republic)	Wabash National L.P.
ROADRAILER	1624164		Filed	India	Wabash National L.P.
ROADRAILER	2007-117772	2439493	Registered	Japan	Wabash National L.P.
ROADRAILER	60584	365646	Registered	Mexico	Wabash National L.P.
ROADRAILER	2007/27213	2007/27213	Registered	South Africa	Wabash National L.P.
ROADRAILER	72/118413	742259	Registered	United States of America	Wabash National L.P.
ROADRAILER and Design	73/754590	1539255	Registered	United States of America	Wabash National L.P.
SOLARGUARD	75/048815	2181015	Registered	United States of America	Wabash National L.P.
SOLARGUARD and Design	77/186101	3372463	Registered	United States of America	Wabash National L.P.
TRUST LOCK	76/361840	2940427	Registered	United States of America	Wabash National L.P.
TRUST LOCK PLUS	1380407	778423	Registered	Canada	Wabash National L.P.
TRUST LOCK PLUS	77/344736	3677245	Registered	United States of America	Wabash National L.P.
WABASH	6601678	6601678	Registered	China (People’s Republic)	Wabash National L.P.
WABASH	2241511	2241511	Registered	European Community	Wabash National L.P.
WABASH	76/262685	2624209	Registered	United States of America	Wabash National L.P.
WABASH NATIONAL	1236244	770401	Registered	Canada	Wabash National L.P.
WABASH NATIONAL	770401		Filed	Canada	Wabash National L.P.
WABASH NATIONAL	76/620527	3043990	Registered	United States of America	Wabash National L.P.
WABASH NATIONAL	73/588293	1414152	Registered	United States of America	Wabash National L.P.
WABASH NATIONAL and Design	74/510431	1921853	Registered	United States of America	Wabash National L.P.

Patent Registration No.	Country	Name	Owner
5221103	United States	Quick Change Slider Panel and Installation Method for Flatbed Trailer	Wabash National, L.P.
5152228	United States	Universal Coupling Adapter for Rail-Highway Vehicles	Wabash National, L.P.
5218794	United States	Movable Deck System	Wabash National, L.P.
5439266	United States	Riveted Plate Trailer Construction	Wabash National, L.P.
5607200	United States	Curtain Securing Mechanism	Wabash National, L.P.
2265405	Canada	Composite Joint Configuration	Wabash National, L.P.
2551863	Canada	Composite Joint Configuration	Wabash National, L.P.
2531934	Canada	Composite Joint Configuration	Wabash National, L.P.
2264311	Canada	Composite Joint Configuration	Wabash National, L.P.
226534	Mexico	Composite Joint Configuration	Wabash National, L.P.
5860693	United States	Composite Joint Configuration	Wabash National, L.P.
6220651	United States	Composite Joint Configuration	Wabash National, L.P.
6412854	United States	Composite Joint Configuration	Wabash National, L.P.
7069702	United States	Composite Joint Configuration	Wabash National, L.P.
6986546	United States	Composite Joint Configuration	Wabash National, L.P.
5876089	United States	Trailer with Horizontal Logistics Splice and Vertical Dummy Splice Members	Wabash National, L.P.
2306109	Canada	Coining Offset into Edge of Composite Plate Members for Forming Trailer Doors and Walls	Wabash National, L.P.

Schedule 4.13 - Page 2

221977	Mexico	Coining Offset into Edge of Composite Plate Members for Forming Trailer Doors and Walls	Wabash National, L.P.
5938274	United States	Coining Offset into Edge of Composite Plate Members for Forming Trailer Doors and Walls	Wabash National, L.P.
5997076	United States	Logistics at Composite Panel Vertical Joints	Wabash National, L.P.
1337027	Canada	Railway Highway Vehicle	Wabash National, L.P.
280804	Mexico	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
7500713	United States	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
7862103	United States	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
7588286	United States	Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
7762618	United States	Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
7931328	United States	Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
7677642	United States	Butt Joint for Trailer Side Wall	Wabash National, L.P.
275443	Mexico	Integrated Rear Impact Guard and Pintle Hook Assembly	Wabash National, L.P.
7527309	United States	Integrated Rear Impact Guard and Pintle Hook Assembly	Wabash National, L.P.
277226	Mexico	Composite Panel for a Trailer Wall	Wabash National, L.P.
7722112	United States	Composite Panel for a Trailer Wall	Wabash National, L.P.
129512	Canada	Skylight	Wabash National, L.P.
7878574	United States	Vehicle Skylight and Method for Installing Same	Wabash National, L.P.
D619505	United States	Skylight	Wabash National, L.P.
124995	Canada	Hold Down Device	Wabash National, L.P.
D573874	United States	Hold Down Device	Wabash National, L.P.
235246	Mexico	Composite Joint Configuration	Wabash National, L.P.
6199939	United States	Composite Joint Configuration	Wabash National, L.P.
227480	Mexico	Semi-Tractor Fifth Wheel Sensor and Rail Car Stanchion Sensor for a Trailer	Wabash National, L.P.
2361169	Canada	Door Lock for a Semi-Trailer	Wabash National, L.P.
249171	Mexico	Door Lock for a Semi-Trailer	Wabash National, L.P.
6886870	United States	Door Lock for a Semi-Trailer	Wabash National, L.P.
2363379	Canada	Method of Attaching a Logistics Rail to a Trailer Side Wall	Wabash National, L.P.
230209	Mexico	Method of Attaching a Logistics Rail to a Trailer Side Wall	Wabash National, L.P.
6662424	United States	Method of Attaching a Logistics Rail to a Trailer Side Wall	Wabash National, L.P.
2355755	Canada	Seven-Way Trailer Connector	Wabash National, L.P.
229853	Mexico	Seven-Way Trailer Connector	Wabash National, L.P.
6450833	United States	Seven-Way Trailer Connector	Wabash National, L.P.
222456	Mexico	Brake Lamp Illumination on a Trailer by Sensing Wheel Speed Deceleration	Wabash National, L.P.
6870473	United States	Corner-Post Mounted, Status Light Display for a Semi-Trailer	Wabash National, L.P.
6824341	United States	Integrated Anchoring System and Composite Plate for a Trailer Side Wall Joint	Wabash National, L.P.
7134820	United States	Integrated Anchoring System and Composite Plate for a Trailer Side Wall Joint	Wabash National, L.P.
2074987	Canada	Plate Wall Trailer	Wabash National, L.P.
5195800	United States	Plate Wall Trailer	Wabash National, L.P.
2456467	Canada	Sidewall of a Semi-Trailer Having a High Baserail	Wabash National, L.P.
244493	Mexico	Sidewall of a Semi-Trailer Having a High Baserail	Wabash National, L.P.
7114762	United States	Sidewall of a Semi-Trailer Having a High Baserail	Wabash National, L.P.
1327288	Canada	Train of Highway Trailers Using Improved Railroad Truck Suspension	Wabash National, L.P.
MXa2007015621 (pending)	Mexico	Composite Joint Configuration	Wabash National, L.P.

Schedule 4.13 - Page 3

2565510 (pending)	Canada	Fused Thermoplastic Scuff and Wall Plate	Wabash National, L.P.
MXa2007001905 (pending)	Mexico	Fused Thermoplastic Scuff and Wall Plate	Wabash National, L.P.
2578627 (pending)	Canada	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
2599678 (pending)	Canada	Logistics Panel for Use in a Sidewall of a Trailer and Method of Forming Same	Wabash National, L.P.
MXa2007012452 (pending)	Mexico	Method of Forming a Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
11/856298 (pending)	United States	Method of Forming a Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
2617996 (pending)	Canada	Butt Joint for Trailer Side Wall	Wabash National, L.P.
2714890 (pending)	Canada	Butt Joint for Trailer Side Wall	Wabash National, L.P.
MXa2008000612 (pending)	Mexico	Butt Joint for Trailer Side Wall	Wabash National, L.P.
MXa2010010808 (pending)	Mexico	Butt Joint for Trailer Side Wall	Wabash National, L.P.
12/573229 (pending)	United States	Butt Joint for Trailer Side Wall	Wabash National, L.P.
2601396 (pending)	Canada	Trailer Rear Door Frame with Angled Rear Sill	Wabash National, L.P.
MXa2007011716 (pending)	Mexico	Trailer Rear Door Frame with Angled Rear Sill	Wabash National, L.P.
11/846100 (pending)	United States	Trailer Rear Door Frame with Angled Rear Sill	Wabash National, L.P.
2574568 (pending)	Canada	Integrated Rear Impact Guard and Pintle Hook Assembly	Wabash National, L.P.
2604282 (pending)	Canada	Composite Panel for a Trailer Wall	Wabash National, L.P.
2706474 (pending)	Canada	Vehicle Skylight and Method for Installing Same	Wabash National, L.P.
MXa2010005687 (pending)	Mexico	Vehicle Skylight and Method for Installing Same	Wabash National, L.P.
2695743 (pending)	Canada	Multi-Layer Hold Down Assembly	Wabash National, L.P.
2008801146802 (pending)	China	Multi-Layer Hold Down Assembly	Wabash National, L.P.
MXa2010001810 (pending)	Mexico	Multi-Layer Hold Down Assembly	Wabash National, L.P.
12/259440 (pending)	United States	Multi-Layer Hold Down Assembly	Wabash National, L.P.
61/372259 (pending)	United States	Composite Panel Having Perforated Foam Core	Wabash National, L.P.
2717603 (pending)	Canada	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
MXa2010009591 (pending)	Mexico	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
US2009/036630 (pending)	Patent Cooperation Treaty	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
12/400978 (pending)	United States	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
2718131 (pending)	Canada	Door Locking Assembly for a Storage Container	Wabash National, L.P.
MXa2010009606 (pending)	Mexico	Door Locking Assembly for a Storage Container	Wabash National, L.P.
US2009/037522 (pending)	Patent Cooperation Treaty	Door Locking Assembly for a Storage Container	Wabash National, L.P.
12/406563 (pending)	United States	Door Locking Assembly for a Storage Container	Wabash National, L.P.
2683036 (pending)	Canada	Trailer Coupler Assembly Including a Sacrificial Anode	Wabash National, L.P.
MXa2009011329 (pending)	Mexico	Trailer Coupler Assembly Including a Sacrificial Anode	Wabash National, L.P.
12/582267 (pending)	United States	Trailer Coupler Assembly Including a Sacrificial Anode	Wabash National, L.P.
2657870 (pending)	Canada	Roof Assembly for a Storage Container	Wabash National, L.P.
MXa2009002761 (pending)	Mexico	Roof Assembly for a Storage Container	Wabash National, L.P.

Schedule 4.13 - Page 4

12/400384 (pending)	United States	Roof Assembly for a Storage Container	Wabash National, L.P.
US2010/31173 (pending)	Patent Cooperation Treaty	Side Skirt and Side Underride Cable System for a Trailer	Wabash National, L.P.
12/760798 (pending)	United States	Side Skirt System for a Trailer	Wabash National, L.P.
12/760802 (pending)	United States	Side Underride Cable System for a Trailer	Wabash National, L.P.
NOT AVAILABLE (pending)	Australia	Foldable Mobile Storage Container	Wabash National, L.P.
NOT AVAILABLE (pending)	Canada	Foldable Mobile Storage Container	Wabash National, L.P.
NOT AVAILABLE (pending)	Mexico	Foldable Mobile Storage Container	Wabash National, L.P.
12/577490 (pending)	United States	Foldable Mobile Storage Container	Wabash National, L.P.
2696490 (pending)	Canada	Panel for a Storage Container	Wabash National, L.P.
MXa2010002797 (pending)	Mexico	Panel for a Storage Container	Wabash National, L.P.
12/721027 (pending)	United States	Panel for a Storage Container	Wabash National, L.P.
20100102156 (pending)	Argentina	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
SP-00176-10 (pending)	Bolivia	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
US2010/038799 (pending)	Patent Cooperation Treaty	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
12/816740 (pending)	United States	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
10-00982 (pending)	Venezuela	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
2706141 (pending)	Canada	Visual Signaling Indicator and Assembly for a Tractor Trailer	Wabash National, L.P.
MXa2010006189 (pending)	Mexico	Visual Signaling Indicator and Assembly for a Tractor Trailer	Wabash National, L.P.
12/793132 (pending)	United States	Visual Indicator Adaptor and Assembly for a Tractor Trailer	Wabash National, L.P.
13/023206 (pending)	United States	Visual Indicator Adaptor and Assembly for a Tractor Trailer	Wabash National, L.P.
2718779 (pending)	Canada	Modular Storage Container	Wabash National, L.P.
61/254907 (pending)	United States	Modular Storage Container	Wabash National, L.P.
13/113114 (pending)	United States	Overhead Door Assembly for a Storage Container	Wabash National, L.P.
19-Apr-2011 (pending)	Canada	Roof Assembly for Storage Container	Wabash National, L.P.
MXa2011/004150 (pending)	Mexico	Roof Assembly for Storage Container	Wabash National, L.P.
13/088596 (pending)	United States	Roof Assembly for Storage Container	Wabash National, L.P.
US2011/029310 (pending)	Patent Cooperation Treaty	Liquefied Air Refrigeration System for a Storage Container	Wabash National, L.P.
13/053807 (pending)	United States	Liquefied Air Refrigeration System for a Storage Container	Wabash National, L.P.
61/416107 (pending)	United States	Hinged Bottom Roller for Overhead Door Assembly	Wabash National, L.P.
61/430017 (pending)	United States	Fiber-Reinforced Floor System	Wabash National, L.P.
12/503234 (pending)	United States	Method of Making a One-Piece Sidewall Liner with Logistic Slot	Wabash National, L.P.
2611344 (pending)	Canada	Insulating Sheet and Refrigerated Trailer Components Formed from Same	Wabash National, L.P.
MXa2007014541 (pending)	Mexico	Insulating Sheet and Refrigerated Trailer Components Formed from Same	Wabash National, L.P.
11/943022 (pending)	United States	Insulating Sheet and Refrigerated Trailer Components Formed from Same	Wabash National, L.P.
12/910956 (pending)	United States	Modular Storage Container	Wabash National, L.P.

Schedule 4.13 - Page 5

License Agreements
•
Parts Distribution and Licensing Agreement, dated September 19, 2003, by and among Wabash National, L.P. (as successor-in-interest to WTSI Technology Corp.), Wabash National Corporation and Aurora Parts & Accessories LLC;

•
Asset Purchase Agreement, dated July 22, 2003, and as amended on September 19, 2003, by and among Wabash National Corporation and certain of its affiliates and Apex Trailer Leasing & Rentals, LLC and its affiliates;

•	DuraPlate Sales Agreement, dated November 21, 2008, by and between Wabash National, L.P. and PODS Enterprises Inc.;
•	DuraPlate Sales Agreement, dated June 13, 2008, by and between Wabash National, L.P. and Road Systems Inc.;
•	DuraPlate Sales Agreement, dated May 12, 2008, by and between Wabash National, L.P. and Utilimaster Corporation;
•	License Agreement, dated June 30, 2007, by and between Wabash National, L.P. and Kirloskar Pneumatic Co., Ltd.; and
•	DuraPlate Sales Agreement, dated February 26, 2010, by and between Wabash National, L.P. and R.C. Tway Company d/b/a Kentucky Trailer.

Schedule 4.13 - Page 6

Schedule 4.15:  Deposit Accounts and Securities Accounts

Bank	Description	Account Number	Account Name	Account Address
Bank of America	WNC Manufacturing Lockbox	[*]	WNC Manufacturing Lockbox (Wabash National, L.P. account)	[*]
Bank of America	WNC Cloud Merger	[*]	WNC Cloud Merger Sub, Inc (Wabash Wood Products, Inc. account)	[*]
Bank of America	WNC Receivables	[*]	Wabash National Trailer Centers, Inc	[*]
PNC Bank	WNC Receivables	[*]	Wabash National Corporation dba Wabash National Trailer Centers Inc.	[*]
Wells Fargo	Transcraft	[*]	Transcraft Corporation	[*]
Wells Fargo	WNC Local Deposits	[*]	Wabash National Corporation Local Desktop Deposits	[*]
Fifth Third Bank	WNC Local Deposit	[*]	Wabash National Corporation	[*]
Fifth Third Bank	WNTC Merchant Card Account	[*]	Wabash National Trailer Centers	[*]

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule 4.15 - Page 1

Schedule 4.17:  Material Contracts

Rights Agreement between Wabash National Corporation and National City Bank as Rights Agent dated December 28, 2005, as amended by Amendment No. 1 to the Rights Agreement dated July 17, 2009

Executive Employment Agreement dated June 28, 2002 between Wabash National Corporation and Richard J. Giromini, as amended January 1, 2007 and September 15, 2010

Non-qualified Stock Option Agreement dated July 15, 2002 between the Wabash National Corporation and Richard J. Giromini

Non-qualified Stock Option Agreement, dated May 6, 2002, between Wabash National Corporation and William P. Greubel

Parts Distribution and Licensing Agreement, by and among Wabash National, L.P. (as successor- in-interest to WTSI Technology Corp.), Wabash National Corporation and Aurora Parts & Accessories LLC, dated September 19, 2003

Restricted Stock Unit Agreement between Wabash National Corporation and William P. Greubel dated March 7, 2005

Stock Option Agreement between Wabash National Corporation and William P. Greubel dated March 7, 2005

Corporate Plan for Retirement – Executive Plan

2011 Wabash National Corporation Omnibus Incentive Plan

Sublease with Option to Purchase among Benson International, LLC, Benson International, Inc., International Industries, Inc., Transcraft Corporation, and Wabash National Corporation, dated July 24, 2008, as amended by Letter Agreement, dated November 4, 2010.

Credit Agreement among Wabash National, L.P., Tycorra Investments Inc., Tycorra Properties Inc., Brent A. Larson, and Theresa Larson, dated December 21, 2010.

Form of Indemnification Agreement, approved by Company’s Board of Directors, and to be executed with Company directors, officers and senior financial personnel in June 2011.

Schedule 4.17 - Page 1

Schedule 4.19:  Permitted Indebtedness

Immediately after the Closing Date, Transcraft Corporation shall remain indebted under the Sublease With Option to Purchase among Benson International, LLC, Benson International, Inc., International Industries, Inc., Transcraft Corporation, and Wabash National Corporation, dated July 24, 2008.  As of May 31, 2011, the balance of that capital lease liability was $3,676,801.

The following Letters of Credit will also remain outstanding (liability as of June 13, 2011):

Beneficiary	Amount	Purpose	Issuer
Westchester Fire Insurance Company (ACE)	$1,062,047	Workers Compensation Collateral - Indiana	Bank of America
The Travelers Indemnity Company	$4,250,000	Workers Compensation Collateral - All Other States	Bank of America

Schedule 4.19 - Page 1

Schedule 4.24:  Employee and Labor Matters

NONE

Schedule 4.24 - Page 1

Schedule 4.29:  Locations of Inventory and Equipment

Processor Locations

Roll Coater, Inc.

(Wabash National, L.P.)
1950 E. Main St.
Greenfield, IN  46140

(Wabash National, L.P.)
858 E. Hupp Rd.
LaPorte, IN  46350

(Wabash National, L.P.)
4502 Freedom Way
Weirton, WV  26062

(Wabash National, L.P.)
2604 River Road
Hawesville, KY  42348

(Wabash National, L.P.)
5888 CR East 180
Blytheville, AR  72315

Greenbush Industries

(Wabash National, L.P.)
2000 Greenbush St.
Lafayette, IN  47904

AZZ Galvanizing

(Wabash National, L.P.)
2631 Jim Neu Drive
Plymouth, IN 46563

(Wabash National, L.P.)
625 Mills Rd.
Joliet, IL  60433

(Wabash National, L.P.)
7825 S. Homestead Dr.
Hamilton, IN  46742

Schedule 4.29 - Page 1

(Wabash National, L.P.)
2415 S. Walnut St.
Muncie, IN  47302

Leased Locations

Sam Jin General Supply, Inc.

(Wabash National Trailer Centers, Inc.)
3600 West Capitol Avenue
West Sacramento, CA 95691

BNR Enterprises

(Wabash National Trailer Centers, Inc.)
327 Dodds Ave.
Calhoun, GA 30103

Swift Transportation, Inc.

(Wabash National Trailer Centers, Inc.)
Gertz Road and Martin Luther King Blvd.
Portland, OR 97211

Luis Estrada

(Wabash National Trailer Centers, Inc.)
4675 North Interstate 35 East
Waxahachie, TX 75165

D&L Realty

(Wabash National Trailer Centers, Inc.)
400 Keystone Parkway
Dunmore, PA

David and Sharon McGraw d/b/a Classic Tire Wheel and Auto Sales LLC

(Wabash National Trailer Centers, Inc.)
2595 Hopkinsville Rd.
Cadiz, KY  42211

Benson International

(Transcraft Corporation)
489 International Drive
Cadiz, KY 42211

Schedule 4.29 - Page 2

Tate & Lyle Ingredients Americas LLC

(Wabash National, L.P.)
65 acres of Wabash Vacant Land south of US 52 and located on part of the Northwest and  (Northeast Quarters of Section 11, Township 22 North, Range 4 West of the Second Principal Meridian, Wea Township, Tippecanoe County, Indiana.

Bailment Locations

Jing Mei Management
Supply Chain Solutions

(Wabash National, L.P.)
4136 United Parkway
Schiller Park, IL  60176

Owned Property

(Wabash National Trailer Centers, Inc.)
125 MonahanAvenue
Dunmore, PA
(Wabash National Trailer Centers, Inc.)
1605 Ackerman Road
San Antonio, TX
(Wabash National Trailer Centers, Inc.)
10498 N. Vancouver Way
Portland, OR
(Wabash National Trailer Centers, Inc.)
298 Dutch Hollow Road
Smithton, PA
(Wabash National Trailer Centers, Inc.)
2830 South 51st Avenue
Phoenix, AZ
(Wabash National Trailer Centers, Inc.)
17301 NW 2nd Avenue
Miami, FL
(Wabash National Trailer Centers, Inc.)
16025 Slover Avenue
Fontana, CA

Schedule 4.29 - Page 3

(Wabash National Trailer Centers, Inc.)
4780 Vasquez Boulevard
Denver, CO
(Wabash National Trailer Centers, Inc.)
4132 Irving Boulevard
Dallas, TX
(Wabash National Trailer Centers, Inc.)
1525 Georgesville Road
Columbus, OH
(Wabash Wood Products, Inc.)
339 West Industrial Park Road
Harrison, AR
(Wabash National, L.P.)
3550 & 3600 East County Road
350 South & 3550 Concord Road
Lafayette, IN
(Wabash National, L.P.)
1450 Navco Lane
3459-3460 McCarty Lane
Lafayette, IN
(Wabash National, L.P.)
3000 Main Street
3288 Kossuth Street
1000 Sagamore Parkway South
3422 McCarty Lane
Lafayette, IN

Schedule 4.29 - Page 4

Schedule 5.1:  Financial Statements, Reports, Certificates

Deliver to Agent each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Administrative Borrower's fiscal quarters) after the end of each month during each of Administrative Borrower's fiscal years

(a)           an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Administrative Borrower's and its Subsidiaries' operations during such period, and
(b)           a Compliance Certificate.

as soon as available, but in any event within 120 days after the end of each of Administrative Borrower's fiscal years
(c)           consolidated financial statements of Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 7), except for a qualification for a change in accounting principles with which the accountant concurs, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and
(d)           a Compliance Certificate.

as soon as available, but in any event within 45 days after the start of each of Administrative Borrower's fiscal years,
(e)           copies of Administrative Borrower's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Administrative Borrower as being such officer's good faith estimate of the financial performance of Administrative Borrower during the period covered thereby.

Schedule 5.1 - Page 1

if and when filed by Administrative Borrower,
(f)           notice of the filing of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(g)          notice of any other filings made by Administrative Borrower with the SEC which have become publicly available, and
(h)          any other information that is provided by Administrative Borrower to its shareholders generally.

promptly, but in any event within 5 days after Administrative Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Administrative Borrower or any of its Subsidiaries,
(j)           notice of all actions, suits, or proceedings brought by or against Administrative Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in liability in excess of $1,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage).

upon the request of Agent,	(k) any other information reasonably requested relating to the financial condition of Administrative Borrower or its Subsidiaries.

Schedule 5.1 - Page 2

Schedule 5.2:  Collateral Reporting

Provide Agent with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly	(a) if Excess Availability is less than 12.5% of the Maximum Revolver Amount for 3 consecutive Business Days, a Borrowing Base Certificate.

Monthly (no later than the 20th day of each month)	(b) if Excess Availability is not less than 12.5% of the Maximum Revolver Amount for 3 consecutive Business Days, a Borrowing Base Certificate,

With each Borrowing Base Certificate
(c)           a detailed aging, by total, of each Borrower's Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

Annually (together with annual financial statements)	(d) a detailed list of Borrower's and its Subsidiaries' customers, with address and contact information.

Upon request by Agent; provided that in the absence of a Default or Event of Default and when Excess Availability is not less than 12.5% of the Maximum Revolver Amount for 3 consecutive Business Days, Agent shall not request such information more than 4 times in any fiscal year

(e)           an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,
(f)           notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower's and its Subsidiaries' Accounts, and
(g)           copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time.

Upon request by Agent	(h) such other reports as to the Collateral or the financial condition of each Borrower and its Subsidiaries, as Agent may reasonably request.

Schedule 5.2 - Page 1

Schedule 6.6:  Nature of Business

Wabash National Corporation and its Subsidiaries design, manufacture and/or market standard and customized truck trailers and related transportation and industrial equipment. They also operate parts and trailer sales and service centers throughout the United States.

Schedule 6.6 - Page 1